PURCHASE AGREEMENT by and among BORLAND SOFTWARE CORPORATION, THE FOREIGN SELLERS SET FORTH ON SCHEDULE A HERETO and EMBARCADERO TECHNOLOGIES, INC. Dated as of May 6, 2008

PURCHASE AGREEMENT, dated as of May 6, 2008 (this “Agreement”), by and among Borland Software Corporation, a Delaware corporation (the “Seller”), the foreign sellers set forth on Schedule A hereto (collectively, the “Foreign Sellers”), and Embarcadero Technologies, Inc., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, prior to Closing (as defined below) the Seller shall, and shall cause its Subsidiaries (as defined below) (other than the Foreign Sellers) and Affiliates (as defined below) to convey, assign, transfer and deliver all right, title and interest in all Transferred Assets (as defined in the Transfer Agreement) owned by Seller, its Subsidiaries (other than the Foreign Sellers) and Affiliates to CodeGear LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Seller (“CodeGear”) and CodeGear shall assume, and the Seller shall assign to CodeGear, the Assumed U.S. Liabilities (as defined below) all in the manner and subject to the terms and conditions set forth in the Transfer Agreement (as defined below); and

WHEREAS, Buyer desires to purchase and acquire, and the Seller and the Foreign Sellers desire to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered to Buyer, the Acquired Assets (as defined below), and Buyer is willing to assume, and the Foreign Sellers desire to assign and delegate to Buyer, the Assumed Foreign Liabilities (as defined below), all in the manner and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions hereafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

“Acquired Assets” means, collectively, the Equity Interests of CodeGear and the Acquired Foreign Assets.

“Acquired Foreign Assets” has the meaning set forth in Section 2.2 herein.

“Acquisition Proposal” has the meaning set forth in Section 5.13 herein.

“Adverse Consequences” has the meaning set forth in Section 9.2(a) herein.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“ALM or Application Lifecycle Management” means the management of all phases of the lifecycle of software, including project and portfolio management, requirements definition and management, model-driven development, lifecycle quality management, software change management, and data collection, storage and reporting functionality, and other types of business intelligence databases, with respect to the foregoing.

“Asset Acquisition Statement” has the meaning set forth in Section 5.7(c)(ii) herein.

“Assignment and Assumption Agreements” has the meaning set forth in Section 6.5(k).

“Assumed Foreign Liabilities” has the meaning set forth in Section 2.4 herein.

“Assumed U.S. Liabilities” means those certain liabilities of the Seller assumed by CodeGear pursuant to the Transfer Agreement.

“Books and Records” means the records and financial information of the Foreign Sellers Related to the Foreign Business.

“Business” means, collectively, the design, development, marketing, sales, distribution, servicing and support of the Products and the provision of related services necessary therefor, including the Foreign Business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in California are authorized or obligated by law or executive order to close.

“Buyer” has the meaning set forth in the preface above.

“Buyer Breach” has the meaning set forth in Section 9.3(a) herein.

“Buyer Disclosure Schedule” means the disclosure schedules prepared by the Buyer and delivered to Sellers simultaneously with the execution of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a) herein.

“Cash and Cash Equivalents” means, with respect to the Business, all cash and cash equivalents, repayable on demand and freely remittable without any exchange or other approvals as of immediately prior to Closing, determined in accordance with GAAP. For avoidance of doubt, Cash and Cash Equivalents shall (i) be calculated net of issued but uncleared checks and drafts on or prior to the Closing Date and (ii) include checks and drafts deposited for the account of CodeGear or the Business on or prior to the Closing Date.

“Closing” has the meaning set forth in Section 2.6 herein.

“Closing Date” means the date on which the Closing occurs.

“Closing Accounts Receivable” means an amount equal to 90% of all accounts, accounts receivable, notes and loans receivable, advances, letters of credit and other rights to receive payment of the Business as of the close of business on the Business Day immediately prior to the Closing Date (net of all allowances including the allowances for doubtful accounts or bad debts).

“Closing Working Capital” means the Working Capital of the Business as of the close of business on the Business Day immediately prior to the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.7(b) herein.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b) herein.

“Contracts” has the meaning set forth in Section 2.2(a)(iii) herein.

“Copyright Assignment Agreement” has the meaning set forth in Section 6.5(n) herein.

“Customer Data” has the meaning set forth in Section 5.10(b) herein.

“CodeGear” has the meaning set forth in the preface above.

“CodeGear Financial Statements” has the meaning set forth in Section 3.6 herein.

“Deferred Revenue” means deferred revenue, as defined by, and consistent with, GAAP and consistent with Seller’s past practices and methodologies for calculating deferred revenues.

“Domain Names” has the meaning set forth in Section 2.2(a)(ix) herein.

“Domain Name Assignment” has the meaning set forth in Section 6.5(i) herein.

“Encumbrance” means any lien, encumbrance, title exception, covenant, restriction, security interest, charge, claim, equitable interest, right of first refusal, Tax, mortgage, option, pledge or restriction on transfer of any nature whatsoever.

“Environmental Laws” has the meaning set forth in Section 3.13(a) herein.

“Equity Interests” means, with respect to any Person: (i) any share, capital stock, partnership, member or similar interest in such Person, (ii) any option, warrant, right, or security (including debt securities) convertible, exchangeable or exercisable therefore, that grants the holder thereof the right to acquire capital stock, partnership, member or similar interest in such Person; (iii) any subscription or other right, agreement, or commitment obligating such Person to issue, transfer or sell any equity interests of such Person or any of its Subsidiaries; and (iv) any preemptive right, stock appreciation right, or phantom stock rights of such Person.

“ERISA” has the meaning set forth in Section 3.10(a) herein.

“ERISA Affiliate” has the meaning set forth in Section 3.10(a) herein.

“Estimated Working Capital” shall mean the amount designated as such on the Estimated Working Capital Spreadsheet, which amount may be revised by Seller within five days of Buyer’s exercise of its right to extend the End Date pursuant to Section 8.1(d) hereof.

“Estimated Working Capital Spreadsheet” shall mean the spreadsheet set forth in Section 1.2 of the Seller Disclosure Schedule.

“Examination Period” has the meaning set forth in Section 2.7(b) herein.

“Existing Inventory” has the meaning set forth in Section 5.10(a) herein.

“Foreign Business” means, collectively, the design, development, marketing, sales, distribution, servicing and support of the Products conducted by the Foreign Sellers.

“Foreign Sellers” has the meaning set forth in the preface above.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” has the meaning set forth in Section 3.5(a) herein.

“HSR Act” has the meaning set forth in Section 3.5(a) herein.

“IDE Products” has the meaning set forth in Section 5.9(b) herein.

“Indebtedness” means, with respect to the Acquired Assets (including, for the avoidance of doubt, the Transferred Assets) at any date, without duplication: (a) all indebtedness of for borrowed money; (b) all obligations for the deferred purchase price of property or services (but excluding Deferred Revenue); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments; (d) all capital lease obligations; (e) all obligations, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements; (f) all guarantee obligations in respect of obligations of the kind referred to in clauses (a) through (e) above; (g) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights); (h) all obligations arising from deferred compensation arrangements and all obligations under severance plans, bonus plans, pension plans, employment agreements or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (including obligations that are contingent upon both the Closing and the occurrence of another event or the passage of time, but excluding severance obligations which arise from decisions by Buyer to terminate employees of the Business after the Closing (other than any transaction, sale retention or similar bonus payment obligations that are accelerated or otherwise become payable upon a termination of employment)); (i) all obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (j) all accrued interest, guarantees, prepayment premiums, withholding taxes (including employer’s share of payroll taxes) or penalties related to any of the foregoing.

“Indemnification Basket” has the meaning set forth in Section 9.2(a) herein.

“Indemnification Cap” has the meaning set forth in Section 9.2(a) herein.

“Indemnitee” has the meaning set forth in Section 9.4 herein.

“Indemnitor” has the meaning set forth in Section 9.4 herein.

“Independent Accountant” has the meaning set forth in Section 5.7(c)(ii) herein.

“Intellectual Property” means all rights provided under federal, state, foreign and multinational law in and to intellectual property, and all renewals and extensions thereof, including, without limitation, (a) Patents; (b) Trademarks and Internet domain names, together with the goodwill associated therewith, and any applications, registrations, and renewals in connection therewith; (c) copyrights, works of authorship, author rights, moral rights and any applications, registrations, and renewals in connection therewith; (d) all inventions (whether or not patentable), invention disclosures, developments, improvements, concepts, ideas, discoveries, know-how, trade secrets, confidential or proprietary information, algorithms, code, designs, methods, processes, formulae, drawings, schematics, specifications, blueprints, flow charts, models, product strategies, prototypes, techniques, testing procedures, test results; (e) computer software (including source code, object code, firmware, development tools, files, records, data, databases and related documentation; (f) rights to sue and recover damages for past, present and future infringement thereof and causes of action related to any of the foregoing; and (g) all other proprietary rights relating to intellectual property.

“Inventory” means all inventory, finished goods, work-in-process, goods in transit, raw materials, ingredients and packaging materials.

“Knowledge of Buyer” means the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 1.2 of the Buyer Disclosure Schedule.

“Knowledge of the Seller” means the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 1.3 of the Seller Disclosure Schedule.

“Liabilities” means any and all losses, claims, Taxes, charges, indebtedness, demands, actions, causes of action, suits, damages, costs and expenses (including reasonable defense costs), debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Material Contracts” has the meaning set forth in Section 3.14(a) herein.

“Material Adverse Effect” shall mean any change, event or occurrence that: (a) is materially adverse to the assets, Liabilities, business, condition (financial or otherwise) or results of operations of the Business, taken as a whole; or (b) materially impairs the Sellers’ ability to consummate the transactions contemplated hereby or by the Transaction Documents or the Transferors’ ability to consummate the transactions contemplated by the Transfer Agreement; provided however, that, any change, event or occurrence that results from or is related to (i) adverse changes in general economic or financial conditions in the United States or the European Union (so long as the Business is not disproportionately affected); (ii) conditions or circumstances generally affecting the industry in which the Business operates (so long as the Business is not disproportionately affected); (iii) conditions caused by acts of terrorism or war (whether or not declared) or natural disaster; (iv) changes in applicable laws; or (v) any changes in GAAP shall not be a Material Adverse Effect.

“Notice of Claim” has the meaning set forth in Section 9.4(a) herein.

“Occupancy Agreement” has the meaning set forth in Section 6.5(f) herein.

“Open Source Software” shall mean any software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such software that such software or other software combined or distributed with it be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.

“Patent Assignment Agreement” has the meaning set forth in Section 6.5(m) herein.

“Patent License Agreement” has the meaning set forth in Section 6.5(h) herein.

“Patents” means patents and patent applications, together with continuations, continuations-in-part, divisionals, foreign counterparts, reexaminations, reissues and extensions thereof.

“Permits” means all governmental approvals, permits, licenses or other governmental authorizations.

“Permitted Encumbrance” means: (a) statutory liens for current Taxes, special assessments or other governmental and quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (b) mechanics’, materialmen’s, carriers’ and similar statutory liens arising or incurred in the ordinary course of business which liens relate to obligations not due and payable; (c) zoning, entitlement, building and other land use regulations imposed by or on behalf of any Governmental Authority having jurisdiction over any real property; (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable law or other social security programs; (e) covenants, conditions, restrictions, easements, encumbrances, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telephone, cable and telegraph lines and other similar matters affecting title to real property; (f) restrictions on the transfer of Equity Interests arising under applicable securities laws; and (g) any matter disclosed on Section 1.4 of the Seller Disclosure Schedule.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, any unincorporated organization, a Governmental Authority or any other entity or organization.

“Post-Closing Tax Period” means any taxable period (or portion thereof) ending after the Closing Date.

“Pre-Closing Tax Period” has the meaning set forth in the definition of Retained Liabilities.

“Programming Language” means any source code programming language (including, without limitation, Delphi, C, C++, C#, J#, and Java), but excluding all modeling languages (such as UML).

“Products” means the products described in Section 1.5 of the Seller Disclosure Schedule.

“Purchase Price” has the meaning set forth in Section 2.7(a) herein.

“Registered Intellectual Property” has the meaning set forth in Section 3.17(b) herein.

“Related to the Business” means related primarily to, or used primarily in connection with, the Business as conducted by the Seller or the Transferors.

“Related to the Foreign Business” means primarily related to, or used primarily in connection with, the Business as conducted by the Foreign Sellers.

“Representatives” has the meaning set forth in Section 5.2(a) herein.

“Retained Assets” has the meaning set forth in Section 2.3 herein.

“Retained Liabilities” means all of the Liabilities of the Foreign Sellers and their respective Subsidiaries and Affiliates other than the Assumed Foreign Liabilities. For the avoidance of doubt, “Retained Liabilities” includes: (i) all Liabilities for Taxes that are attributable to the ownership or operation of the Foreign Business or the Acquired Assets for any taxable period (or portion thereof) ending on, or prior to, the Closing Date (a “Pre-Closing Tax Period”) (provided, that for the purpose of determining whether a particular Tax will be allocated to a Pre-Closing Tax Period, real and personal property Taxes shall be allocated on a per diem basis, and all other Taxes shall be allocated on the basis of an interim closing of the books of the Foreign Business as of the close of business on the Closing Date; provided, further, that Taxes that would otherwise be attributable to a Pre-Closing Tax Period will be allocated to a Post-Closing Tax Period if such Taxes arise from or relate to transactions entered into or actions taken by Buyer on the Closing Date after the Closing outside the ordinary course of the business); (ii) all Liabilities for Taxes that will arise as a result of the sale of the Acquired Foreign Assets pursuant to this Agreement other than the Buyer’s share of Transfer Taxes as described in Section 5.7(a); (iii) any other Tax of, or attributable to, the Seller, the Foreign Sellers or their Affiliates (other than CodeGear) for any Tax Period; (iv) any liability or obligation of Foreign Sellers and their respective Subsidiaries and Affiliates arising out of or relating to the execution, delivery or performance of this Agreement, including any claim for payment of fees and/or expenses as a broker or finder in connection with the origination, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and any Foreign Seller or Subsidiary or Affiliate thereof; (v) any of the Sellers’ liabilities or obligations for Indebtedness; (vi) any liability or obligation relating to any Retained Asset; (vii) any liability or obligation that relates to, or arises out of, directly or indirectly, the operation of the Foreign Business or the Foreign Sellers’ ownership, control or use of the Acquired Foreign Assets prior to the Closing Date including, but not limited to any liability to any current, past or future employee, officer or director of any Foreign Seller or Subsidiary or Affiliate thereof based on any event or events occurring prior to the Closing Date (including, without limitation, all liabilities of Seller with respect to accrued bonus and severance obligations with respect to employees retained by Seller and the Foreign Sellers); (viii) any violations of Environmental Laws on or prior to the Closing Date; (ix) any liability or obligation under or otherwise attributable to the Benefit Plans, including any liability for benefits payable thereunder or any other employee benefit plan currently or previously maintained or contributed to by any Person, that together with Seller, is or was treated as a single employer under Section 414 of the Code; or (x) any liability or obligation arising from or in connection with the matter marked with an asterisk on Section 3.11 of the Seller Disclosure Schedule.

“Sanctuary Agreement” has the meaning set forth in Section 6.5(g) herein.

“Sell-off Period” has the meaning set forth in Section 5.10(a) herein.

“Seller” has the meaning set forth in the preface above.

“Seller Breach” has the meaning set forth in Section 9.2(a) herein.

“Seller Disclosure Schedule” means the disclosure schedules prepared by the Sellers and delivered to Buyer simultaneously with the execution of this Agreement.

“Seller Entities” means the Seller, the Foreign Sellers, the Transferors and their respective Subsidiaries and Affiliates.

“Seller Indemnified Parties” has the meaning set forth in Section 9.3(a) herein.

“Seller Intellectual Property” means all Intellectual Property Related to the Business or Related to the Foreign Business.

“Seller-Owned Intellectual Property” means Seller Intellectual Property owned by any of the Seller Entities.

“Seller Plans” has the meaning set forth in Section 3.10(a) herein.

“Seller Savings Plan” has the meaning set forth in Section 5.6(h) herein.

“Seller’s Trademarks” has the meaning set forth in Section 5.10(a) herein.

“Sellers” means the Seller and the Foreign Sellers.

“Subsidiary” means with respect to any Person, any corporation, limited liability company or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company or other legal entity.

“Tax” means (i) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay as you earn, withholding, social security and franchise or other governmental taxes or charges, imposed by any United States federal, state, county or local government or foreign government, or any subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes and (ii) any liability of any of the Sellers, the Transferors or CodeGear for the payments of the type described in clause (i) as a result of any obligation of any of the Sellers, the Transferors or CodeGear under any tax sharing or tax indemnity agreement, provision or arrangement, whether formal or informal.

“Tax Return” means any report, return, statement, claim for refund, information return or other written information supplied to a taxing authority in connection with Taxes.

“Technology Cross Licensing Agreement” has the meaning set forth in Section 6.5(l) herein.

“Third-Party Claim” has the meaning set forth in Section 9.4(a) herein.

“Trademarks” means all United States and foreign trademarks, service marks, trade dress, logos and trade names.

“Trademark Assignment Agreement” has the meaning set forth in Section 6.5(j) herein.

“Transaction Documents” means the, Sanctuary Agreement, Transition Services Agreement, the Occupancy Agreement, the Transfer Agreement, the Trademark Assignment Agreements, the Technology Cross Licensing Agreement, the Patent License Agreement, the Patent Assignment Agreement and the Copyright Assignment Agreement.

“Transfer Agreement” means that certain Asset Transfer Agreement by and among the Seller, the Subsidiaries of Seller party thereto, and CodeGear, in substantially the form set forth in Exhibit A attached hereto.

“Transfer Taxes” has the meaning set forth in Section 5.7(a) herein.

“Transferee” has the meaning set forth in the Transfer Agreement.

“Transferor” or “Transferors” has the meaning set forth in the Transfer Agreement.

“Transferred Employees” has the meaning set forth in Section 5.6(a) herein.

“Transition Services Agreement” has the meaning set forth in Section 6.5(d) herein.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

“WARN Act” has the meaning set forth in Section 5.6(g) herein.

“Working Capital” means, with respect to the Acquired Assets (including, for the avoidance of doubt, the Transferred Assets), the following, each determined in accordance with GAAP and consistent with Seller’s internal accounting policies :

(i) Inventory, net, plus

(ii) Prepaids & other current assets (excluding accounts receivable, Cash and Cash Equivalents and Tax assets of the Business), less

(iii) Accounts payable, less

(iv) Accrued expenses, less

(v) Accrued payroll expenses; less

(vi) Deferred Revenue, less

(vii) Other current liabilities (but excluding the current portion of Indebtedness and Tax liabilities).

For purpose of clarity, all Taxes relating to (x) the transfer of the Acquired Assets, and (y) Post Closing Tax Periods shall be the responsibility of Buyer (subject to Section 5.7, if applicable), and shall have no affect upon the definition of Working Capital.

“Working Capital Adjustment” shall have the meaning provided in Section 2.7(a) herein.

ARTICLE II

PURCHASE AND SALE

SECTION 2.1 Purchase and Sale of Equity Interests. Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell, assign, transfer and convey, and Buyer agrees to purchase from the Seller at the Closing, all right, title and interest in and to all of the Equity Interests of CodeGear, free and clear of all Encumbrances.

SECTION 2.2 Sale and Transfer of Foreign Assets.

(a) Acquired Foreign Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller shall cause the Foreign Sellers to, and the Foreign Sellers shall cause their respective Subsidiaries and Affiliates to, sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered to Buyer, and Buyer agrees to purchase and acquire from and the Foreign Sellers all right, title and interest in and to all of the assets, properties, rights and interests of the Foreign Sellers and their respective Subsidiaries and Affiliates Related to the Foreign Business (other than the Retained Assets (as defined below)) whether real, personal or mixed, whether tangible or intangible, and wherever located (collectively, the ”Acquired Foreign Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances, consisting of those assets identified below:

(i) all tangible personal property and interests therein, including equipment, training materials and equipment, supplies, owned and leased motor vehicles, mobile telephones, computer equipment, communications equipment, fixtures, tools, tooling, furniture, furnishings, office equipment and supplies, production supplies, other miscellaneous supplies and other tangible property of any kind in each case to the extent Related to the Foreign Business, as set forth on Section 2.2(a)(i) of the Seller Disclosure Schedule;

(ii) All Inventory in the possession of the Foreign Sellers or Hewlett-Packard Company or any of their Affiliates, as set forth on Section 2.2(a)(ii) of the Seller Disclosure Schedule;

(iii) All rights in and to contracts and arrangements, or the appropriate portion thereof, Related to the Foreign Business, as set forth on Section 2.2(a)(iii) of the Seller Disclosure Schedule (collectively, the “Contracts”);

(iv) All rights of the Foreign Sellers or their Subsidiaries and Affiliates under all warranties, representations, indemnities, guarantees or similar rights to the extent related to any Acquired Foreign Assets;

(v) All Permits of the Foreign Business;

(vi) All prepaid expenses, credits, advance payments, prepaid items and duties;

(vii) All causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Foreign Sellers or any of their respective Subsidiaries or Affiliates to the extent related to any Foreign Acquired Asset, whether arising by way of counterclaim or otherwise;

(viii) All Books and Records.

(ix) All domain names listed on Section 3.17(d) of the Seller Disclosure Schedule hereto (the “Domain Names”);

(x) All trademark registrations and applications set forth in Section 2.2(a)(x) of the Seller Disclosure Schedule hereof, together with the goodwill associated therewith.

(xi) All security deposits, earnest deposits and all other forms of deposit or security placed with or by the Foreign Sellers to the extent related to any Foreign Acquired Asset;

(xii) all claims and rights of recovery under insurance policies and claims or benefits in, to or under any express or implied warranties from suppliers of goods or services relating to inventory sold or delivered to any Foreign Seller prior to the Closing, in each case to the extent related to the Foreign Business;

(xiii) all goodwill Related to the Foreign Business as going concern (excluding any goodwill associated with the Seller’s name);

(xiv) the right to receive and retain mail, payment of receivables and other communications to the extent Related to the operation of the Foreign Business;

(xv) the right to bill and receive payment for products shipped or delivered or services performed but unbilled or unpaid as of the Closing to the extent Related to the Foreign Business;

(xvi) all rights and interests in and to the bank accounts set forth on Section 2.2(a)(xvi) of the Seller Disclosure Schedule; and

(xvii) any other assets, properties, rights and interests Related to the Foreign Business owned by the Seller or the Foreign Sellers or in which the Seller or the Foreign Sellers have an interest as of the Closing.

(b) Shared Assets. Except as otherwise expressly set forth in this Agreement or the Transaction Documents, Seller, the Foreign Sellers and Buyer agree that the ownership rights in properties and assets, that are used both in the Business and in the businesses retained by Seller and the Foreign Sellers (including Contracts but excluding Intellectual Property) and set forth on Section 2.2(b) of the Seller Disclosure Schedule (the “Shared Asset(s)”) will not be transferred to Buyer at the Closing. Seller shall, and Seller shall cause the Foreign Sellers and its other Affiliates to, upon the written request of Buyer, cooperate with Buyer, in all commercially reasonable respects, to design an arrangement pursuant to which Buyer and its Affiliates may receive substantially all of the material rights and benefits of such Shared Assets as may be received today in the operation of the Business for a period of up to six (6) months following the Closing. To the extent that, after Closing, the Seller or any Foreign Seller makes any payments pursuant to any contract which is a Shared Asset, which payments relate to the Business or the Foreign Business, Buyer shall and shall cause CodeGear to, reimburse the Seller or such Foreign Seller, as the case may be, for the full amount of any such payment.

SECTION 2.3 Retained Assets. Notwithstanding anything in Section 2.2 to the contrary, Buyer shall not purchase, and the Acquired Foreign Assets shall not include, any right, title and interest in or to any of the following assets of Seller and its Affiliates (collectively, the “Retained Assets”):

(a) All Cash and Cash Equivalents of the Foreign Business;

(b) all accounts, accounts receivable, notes and loans receivable, advances, letters of credit and other rights to receive payment of the Business arising prior to the Closing Date;

(c) All claims by the Foreign Sellers under this Agreement;

(d) All rights, properties and assets of the Foreign Sellers not Related to the Foreign Business;

(e) To the extent attributable to any time or period ending on or prior to the Closing Date, the right to receive any workers’ compensation rebate, surplus or credit (excluding any rebates, surpluses or credits relating to workers’ compensation claims that are Assumed Foreign Liabilities pursuant to this Agreement), and any refund of any Tax in respect of the Foreign Business, and any Tax credits in respect of the Foreign Business in each case, attributable to a Pre-Closing Tax Period;

(f) All insurance policies maintained by the Foreign Sellers that insure the Foreign Business or any of its properties, plants, equipment, officers, directors, employees or agents against any liability, loss, damage or lost profits for any reason or purpose and all recoveries or rights to the same; and

(g) The capital stock of all Subsidiaries of the Foreign Sellers.

SECTION 2.4 Assumed Foreign Liabilities. Upon the terms and subject to the conditions of this Agreement, at Closing, Buyer shall assume and thereafter pay, perform, satisfy and fully discharge when due, and shall hold the Foreign Sellers harmless from, only the following liabilities of the Foreign Sellers incurred through the Closing Date (whether known or unknown, accrued, absolute, contingent or otherwise and without duplication) except for the Retained Liabilities (collectively the “Assumed Foreign Liabilities”):

(a) all liabilities and obligations of the Foreign Business as set forth on the CodeGear Financial Statements or the Estimated Working Capital Spreadsheet, except for any such liability or obligation which is for (i) accrued dividends or (ii) notes payable to the Seller or any of its Affiliates;

(b) all liabilities and obligations of the Foreign Business set forth on Schedule 2.4(b) which schedule shall be updated to reflect all such liabilities and obligations that were incurred in the ordinary course of business prior to the Closing as of the Closing Date;

(c) all liabilities and obligations of the Foreign Business that were incurred in the ordinary course of business prior to the Closing; and

(d) all liabilities and obligations of the Foreign Business to the extent arising out of or relating to Buyer’s ownership or operation of the Acquired Foreign Assets and the Foreign Business after the Closing Date.

SECTION 2.5 Retained Liabilities. The Foreign Sellers and their respective Subsidiaries and Affiliates shall retain and pay, perform, satisfy and fully discharge when due, and shall hold Buyer and its Affiliates (including CodeGear following the Closing) harmless from all Retained Liabilities.

SECTION 2.6 Closing. The closing of the transactions contemplated by this Agreement (the ”Closing”) shall take place at the offices of DLA Piper, 2000 University Avenue, East Palo Alto, CA or at such other location mutually designated by the Seller and Buyer in writing, as soon as possible, but in no event later than five Business Days after satisfaction or waiver (subject to applicable law) of the conditions set forth in Articles VI and VII (other than the conditions that by their terms shall be or must necessarily be satisfied at the Closing). At the Closing, the parties hereto shall deliver all funds, documents and instruments required to be delivered pursuant to Articles VI and VII.

SECTION 2.7 Purchase Price.

(a) In consideration of the acquisition of the Acquired Assets, and subject to the adjustment provided below, Buyer shall, in addition to its assumption of the Assumed Foreign Liabilities, pay to the Sellers at the Closing $29,750,000, less (i) an amount equal to Seller’s estimate of Closing Accounts Receivable, which estimate shall be provided by Seller to Buyer at least five days prior to the Closing Date (the “Estimated Accounts Receivable”) and (ii) the the Working Capital Adjustment (each as may be further adjusted in accordance with Section 2.7(b), the “Purchase Price”). The “Working Capital Adjustment” shall mean the amount identified in column J of the Estimated Working Capital Spreadsheet.

(b) As promptly as possible, but in any event within sixty (60) days after the Closing Date, Seller will deliver to Buyer a statement calculating Closing Working Capital and Closing Accounts Receivable (the “Closing Working Capital Statement”). The Closing Working Capital Statement shall be prepared in accordance with GAAP and consistent with Seller’s accounting policies and procedures used in preparing the CodeGear Financial Statements, the Estimated Accounts Receivable and the Estimated Working Capital Spreadsheet. After delivery of the Closing Working Capital Statement, Buyer shall be permitted reasonable access to review Seller’s records used to prepare the Closing Working Capital Statement. If Buyer objects to the Closing Working Capital Statement, then Buyer shall deliver to Seller a statement setting forth its objections to the calculation of the Closing Working Capital amount in reasonable detail and stating Buyer’s calculation of the amount believed by Buyer in good faith to be correct. If Buyer does not deliver such a statement on or prior to the date that is the later of (i) thirty (30) days after delivery of the Closing Working Capital Statement and (ii) ninety (90) days after the Closing Date (the “Examination Period”), the Closing Working Capital Statement shall be final, binding and non-appealable by the parties hereto. Seller and Buyer shall negotiate in good faith to resolve any objections with respect to the Closing Working Capital Statement and any objections thereto. If the parties do not reach a final resolution within fifteen (15) days after the delivery of any objection statement, Seller and Buyer shall submit such dispute to an independent auditor reasonably acceptable to both parties. If any dispute is submitted to the independent auditor, each party will furnish to the independent auditor such work papers and other documents and information relating to the disputed issues as the independent auditor may request and are available to that party. The independent auditor shall act as an auditor and not as an arbitrator and shall resolve matters in dispute and adjust and establish any disputed adjustment of the Purchase Price amount to reflect such resolution. It is the intent of Buyer and Seller that the process set forth in this Section 2.7(b) and the activities of the independent auditor in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). The determination of the independent auditor shall be final, binding and non-appealable on the parties hereto. The Closing Working Capital Statement shall be modified if necessary to reflect such determination. The fees and expenses of the independent auditor shall be allocated to Buyer and Seller based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party (e.g., if Seller makes a claim for $1,000 and Buyer only contests $500 of the amount claimed by Seller, and if the independent auditor resolves the dispute by awarding Seller $300 of the $500 contested, then the independent auditor’s costs and expenses will be allocated 60% to Buyer and 40% to Seller).

(c) If the sum of Closing Working Capital and Closing Accounts Receivable (as finally determined pursuant to Section 2.7(b)) is less than an amount equal to 80% of the sum of Estimated Accounts Receivable and Estimated Closing Working Capital (the “Lower End Net Working Capital Target”), then within three (3) Business Days of the expiration of the Examination Period or the date the final Closing Working Capital Statement is agreed upon or determined by an independent auditor pursuant to Section 2.7(b), as applicable, Seller shall pay to Buyer an amount equal to the amount of the shortfall between the sum of (i) Closing Working Capital and (ii) Closing Accounts Receivable and the Lower End Net Working Capital Target.

(d) If the sum of Closing Working Capital and Closing Accounts Receivable (as finally determined pursuant to Section 2.7(b)) is more than an amount equal to 120% of the sum of Estimated Accounts Receivable and Estimated Closing Working Capital (the “Upper End Net Working Capital Target”), then within three (3) Business Days of the expiration of the Examination Period or the date the final Closing Working Capital Statement is agreed upon or determined by an independent auditor pursuant to Section 2.7(b), as applicable, Buyer shall pay to Seller an amount equal to the amount of the excess of the sum of (i) Closing Working Capital and (ii) Closing Accounts Receivable over the Upper End Net Working Capital Target.

SECTION 2.8 Subsidiary Agreements. Seller and Buyer shall pursuant to, and in accordance with, the terms and conditions of this Agreement enter into, or cause their respective Affiliates to enter into, as soon as reasonably practicable following the date hereof (but in any event prior to the Closing Date) separate agreements (the “Subsidiary Agreements”) documenting the purchase and sale of each portion of the Acquired Foreign Assets and the Assumed Foreign Liabilities to be conveyed separately to Buyer or one or more of its Affiliates). Such individual Subsidiary Agreements will be used merely to memorialize the transfer of particular assets to particular Affiliates of Buyer with such modifications as are necessary and appropriate as a result of differences in local laws or customs, in order to maintain substantially the same legal meaning and effect as provided for in this Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any Subsidiary Agreement, the terms and conditions of this Agreement shall prevail.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER AND THE FOREIGN SELLERS

Except as set forth in the Seller Disclosure Schedule, the Seller and the Foreign Sellers, jointly and severally, represent and warrant to Buyer on the date hereof and as of the Closing Date as follows:

SECTION 3.1 Corporate Organization and Authority.

(a) Each of the Seller, the Transferors and the Foreign Sellers are, and at Closing CodeGear will be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and each of the Seller, the Transferors and the Foreign Sellers has, and at Closing CodeGear will have, all requisite power and authority under applicable corporate laws to own its assets, lease and operate the properties leased and operated by it and to carry on the operations of its business as now being conducted by it. Each of the Seller, the Transferors and the Foreign Sellers is, and at Closing CodeGear will be, duly qualified to do business and in good standing in each jurisdiction in which the assets owned by it and the property leased or operated by it with respect to its business is located or in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or in good standing would be reasonably determined to be material.

(b) Each of the Seller and the Foreign Sellers has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or shall be a party, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and any Transaction Document to which it is or shall be a party and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the board of directors (or similar body or a duly authorized officer, as appropriate) of each of the Seller and the Foreign Sellers and no other corporate, equityholder or similar proceedings on the part of the Seller or the Foreign Sellers are necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which it is or shall be a party. This Agreement has been and, upon execution and delivery, the Transaction Documents will be, duly executed and delivered by the Seller and each Foreign Seller which is a party thereto and constitutes, assuming due authorization, execution and delivery of such agreement by Buyer, a valid, legal and binding obligation of the Seller and each Foreign Seller, enforceable against the Seller and each Foreign Seller in accordance with its terms, to the extent such party is a party thereto, except that such enforcement may be subject to or limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c) Each of the Transferors and CodeGear has the requisite corporate power and authority to execute and deliver the Transfer Agreement and to perform its obligations thereunder. The execution and delivery of the Transfer Agreement and the performance of the obligations of the Seller and the Transferors thereunder have been duly and validly authorized by the board of directors (or similar body or a duly authorized officer, as appropriate) of each of the Seller, the Transferors and CodeGear and no other corporate or similar proceedings on the part of the Seller, the Transferors or CodeGear are necessary to authorize the execution, delivery and performance of the Transfer Agreement. The Transfer Agreement has been duly executed and delivered by each of the Seller, the Transferors and CodeGear and constitutes a valid, legal and binding obligation of each of the Seller, the Transferors and CodeGear, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to or limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

SECTION 3.2 Capitalization.

(a) At Closing, all outstanding Equity Interests of CodeGear will be duly authorized and validly issued and fully paid and nonassessable. As of immediately prior to the Closing, the Seller will directly own all of the Equity Interests of CodeGear. Seller has good and valid title to all of the Equity Interests of CodeGear, free and clear of all Encumbrances, and the transfer and delivery of such Equity Interests of CodeGear as contemplated by this Agreement and the Subsidiary Agreements shall upon consummation of the Closing, transfer good title thereto to the Buyer, free and clear of all Encumbrances, and will not be subject to any preemptive or similar rights.

(b) At Closing, there will be no outstanding Equity Interests of CodeGear other than the Equity Interests to be transferred to Buyer (or Buyer’s Affiliates) pursuant to this Agreement.

(c) Except with respect to the transactions contemplated by this Agreement, there are no contracts, commitments, agreements, understandings or arrangements of any kind (i) relating to the issuance of any Equity Interests of CodeGear, or (ii) granting to any Person any right to participate in the equity or income of CodeGear, or to participate in or direct the election of any member or officer of CodeGear or the manner in which any Equity Interests of CodeGear are voted.

SECTION 3.3 Subsidiaries. At Closing, CodeGear will not have had nor have any Subsidiaries.

SECTION 3.4 Non-Contravention.

(a) Except as set forth in Section 3.4(a) of the Seller Disclosure Schedule, and except as provided by Sections 5.11 and 5.13 hereof, neither the execution and delivery of this Agreement or any Transaction Document, nor the consummation of the transactions contemplated hereunder or thereunder, nor the performance by the Seller or any Foreign Seller of its obligations hereunder or thereunder will:

(i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of CodeGear, the Seller, any Foreign Seller or any of their respective Subsidiaries;

(ii) materially conflict with, result in a material violation or breach of, or material default (or an event which, with or without notice, lapse of time or both, would constitute a material default) under, or result in the invalidity of, or accelerate the performance required by, (or give rise to any right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any material note, mortgage, letter of credit, other evidence of Indebtedness, guarantee, license, lease or similar instruments or material obligation to which the Seller, CodeGear or the Foreign Sellers may be bound; or

(iii) assuming that the filings, registrations, notifications, authorizations, waivers, consents and approvals referred to in Section 3.5 below have been obtained or made, as the case may be, materially conflict with, violate, result in a material breach of, or constitute a material default under, any material order, writ, law, ordinance, judgment, award, permit, process, injunction, decree, statute, rule or regulation of any Governmental Authority to which CodeGear, the Seller, any Foreign Seller, any of their respective Subsidiaries or any material assets or properties of any of the foregoing, including the Acquired Assets and the Transferred Assets, are subject.

SECTION 3.5 Consents and Approvals.

(a) Except as set forth in Section 3.5(a) of the Seller Disclosure Schedule, no filing or registration with, notification to, or authorization, waiver, consent or approval of, any local, state, federal or foreign court, legislative, executive, governmental or regulatory authority or agency (each, a “Governmental Authority”) is required in connection with the execution and delivery of this Agreement or any Transaction Document by any of the Sellers, the consummation of the transactions contemplated hereunder or thereunder or the performance by the Sellers of their respective obligations hereunder or thereunder, except (i) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(b) Except as set forth in Section 3.5(b) of the Seller Disclosure Schedule, no material notification, waiver, consent or approval of any Person who is not a Governmental Authority is required in connection with the execution and delivery of this Agreement or any Transaction Document by any of the Sellers, the Transferors or CodeGear, the consummation of the transactions contemplated thereunder or the performance by the Sellers, Transferors or CodeGear of their respective obligations thereunder, except, with respect to contracts, authorizations, approvals or waivers, the failure of which to be obtained or made would not materially impact Buyer’s ability to operate the Business.

SECTION 3.6 CodeGear Financial Statements. The unaudited historical consolidated pro forma income statements for the Business for the year ended December 31, 2007 (the “2007 CodeGear Financial Statements”) and for the three months ended March 31, 2008, (the “Q12008 CodeGear Financial Statements”, and together with the 2007 CodeGear Financial Statements, the “CodeGear Financial Statements”), each as set forth in Section 3.6 of the Seller Disclosure Schedule, have been prepared to illustrate the Business’s consolidated pro forma income statements for such periods. The CodeGear Financial Statements are based upon the books and records of the Seller, the Transferors and the Foreign Sellers. The 2007 CodeGear Financial Statements present fairly in all material respects the results of operations of the Business for the period then ended and have been prepared in accordance with GAAP, consistently applied in accordance with Seller’s, the Transferors’ and the Foreign Sellers’ past practices (as applicable), may not contain all footnotes required by GAAP. The Q12008 CodeGear Financial Statements have been prepared in accordance with Seller’s, the Transferors’ and the Foreign Sellers’ past practices, provided that the CodeGear Financial Statements are subject to the Seller’s normal year-end audit adjustments and do not purport to represent or be indicative of what the financial position or results of operations of the Business will be in any future period or at any future date.

SECTION 3.7 Absence of Material Adverse Effect; Absence of Change.

(a) Except as Section 3.7(a) of the Seller Disclosure Schedule, since December 31, 2007 the Business has not suffered any Material Adverse Effect;

(b) Other than as contemplated herein or as set forth on Section 3.7(b) of the Seller Disclosure Schedule, since December 31, 2007 none of the Sellers, CodeGear, the Transferors or any of their respective Subsidiaries, with respect to the Business, has:

(i) suffered any material damage, destruction or casualty loss (whether or not covered by insurance) or condemnation, taking or other proceeding;

(ii) sold, transferred, or otherwise disposed of any real property, except in the ordinary course of business and consistent with past practice;

(iii) disposed of, abandoned, or permitted to lapse any rights to any material Seller-Owned Intellectual Property;

(iv) licensed rights to any material Seller-Owned Intellectual Property, except in the ordinary course of business;

(v) made any change in its accounting or tax methods, principles or practices (including procedures with respect to cash management practices, inventory, revenue recognition, payments of accounts payable and collection of accounts receivable), except for such changes which are required by GAAP (or by law);

(vi) taken any action which would require Buyer’s consent under Section 5.1 if such action were taken after the date hereof; or

(vii) agreed, whether in writing or otherwise, to take any action described in this Section 3.7(b).

(c) Without limiting the generality of the foregoing, except as set forth on Section 3.7(c) of the Seller Disclosure Schedule, since the date of its formation, CodeGear, with respect to the Business, has not:

(i) authorized, declared, set aside or paid any dividend or other distribution;

(ii) directly or indirectly redeemed, purchased or otherwise acquired any of its             shares of capital stock, membership or other interests or securities or authorized any stock or other split, reclassification or recapitalization or otherwise changed the terms or provisions of any of its capital stock, membership or other interests or securities; or

(iii) agreed, whether in writing or otherwise, to take any action described in this Section 3.7(c).

SECTION 3.8 No Undisclosed Liabilities. Except as, and to the extent set forth on Section 3.8 of the Seller Disclosure Schedule, at Closing, the Business will not have any Liabilities (whether accrued, absolute or contingent), except (a) Liabilities set forth on (i) the CodeGear Financial Statements or (ii) the final Closing Working Capital Statement that, in each case, reduced the Purchase Price in accordance with Section 2.7; (b) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby; or (c) Liabilities contemplated by clause (a) of this Section, which do not exceed $200,000 in the aggregate.

SECTION 3.9 Taxes.

(a) Each of Seller, the Foreign Sellers, the Transferors and CodeGear has paid all income and other material Taxes due and payable by it that relate to the Transferred Assets or the Acquired Assets (whether or not shown on any Tax Returns), and CodeGear has paid all income and other material Taxes due and payable by it other than Taxes resulting from the transactions contemplated by this Agreement. With respect to the Transferred Assets and the Acquired Assets, each of Seller, the Foreign Sellers, the Transferors and CodeGear have filed (taking into account any extensions) all income and other material Tax Returns required to be filed by them and such Tax Returns have been prepared in compliance with all applicable laws.

(b) There are no material Encumbrances for Taxes upon the Transferred Assets or the Acquired Assets, except for Encumbrances for Taxes not yet due and payable. To the Knowledge of the Seller, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance on the Transferred Assets or the Acquired Assets or otherwise have a Material Adverse Effect on the Transferred Assets or the Acquired Assets.

(c) None of the Acquired Assets and none of the Transferred Assets are stock of a corporation for U.S. tax purposes.

(d) Since its formation, CodeGear has been classified as a disregarded entity for U.S. federal income tax purposes.

(e) Each of Seller, the Foreign Sellers, the Transferors and CodeGear has properly withheld and paid all Taxes (that relate to CodeGear or the Business) required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party.

(f) No action, suit, proceeding or audit or any notice of inquiry of any of the foregoing is pending against or with respect to that relate to the assets or activities of CodeGear or the Acquired Assets regarding Taxes, and no action, suit, proceeding or audit has been threatened against or with respect to the that relate to the assets or activities of CodeGear or the Acquired Assets regarding Taxes.

(g) No claim has been made in the three (3) year period prior to the date of this Agreement by a taxing authority in a jurisdiction where any of the Transferors, CodeGear or the Foreign Business does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction specifically with respect to the Business or the Acquired Assets.

SECTION 3.10 Employee Benefit Plans.

(a) CodeGear does not maintain, sponsor, contribute to, or have any current or potential liability or obligation under or with respect to any benefit or compensation plan, program, agreement, or arrangement. CodeGear has no current or potential liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person. Section 3.10(a) of the Seller Disclosure Schedule lists: (i) each deferred compensation, bonus or other incentive compensation, option, equity appreciation right and other equity compensation plan or program; each severance, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA); and (ii) each profit-sharing, 401(k) savings or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) ; which, in each case, is sponsored, maintained or contributed to by the Seller, the Transferors, the Foreign Sellers, or any of their Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Seller, the Transferors, CodeGear or the Foreign Sellers would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code, for the benefit of any employee of the Business (collectively, the “Seller Plans”). Accurate and complete copies of all Seller Plans have been made available to Buyer.

(b) Except as set forth in Section 3.10(b) of the Seller Disclosure Schedule: (i) all contributions, premiums or payments required to be made with respect to each Seller Plan on or prior to the Closing Date have been timely made or have been reflected on the CodeGear Financial Statements; (ii) each Seller Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (iii) none of the Seller, the Transferors, CodeGear or their Subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA or Section 412 of the Code, in connection with, any Seller Plan or other retirement plan or arrangement that the Seller, the Transferors, CodeGear, any of their respective Subsidiaries, or any ERISA Affiliate maintains or to which any of them contributes or is required to contribute which has not been satisfied, and, to the Knowledge of the Seller, no fact or event exists that could reasonably be expected to give rise to any such liability; (iv) neither the Seller, the Transferors, CodeGear nor any of their Subsidiaries, nor any Seller Plan nor any trustee or administrator thereof has engaged in a transaction in connection with which the Seller, the Transferors, CodeGear or any of their Subsidiaries, or any Seller Plan or any trustee or administrator thereof, would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; (v) each Seller Plan intended to qualify under Section 401(a) of the Code (or similar provision for tax-registered or tax-favored plans of foreign jurisdictions) has received a determination letter (or, if applicable, similar approvals of foreign Governmental Authorities) from the Internal Revenue Service (or, if applicable, foreign Governmental Authority) to the effect that the Seller Plan is qualified under Section 401 of the Code and nothing has occurred whether by action or by failure to act that caused or could reasonably be expected to cause the loss of such qualification; (vi) no claim, lawsuit, arbitration or other action has been asserted, instituted, or, to the Knowledge of the Seller, has been threatened against any Seller Plan (other than routine claims for benefits, and appeals of such claims); (vii) to the Knowledge of the Seller, no Seller Plan is under audit or investigation by any Governmental Authority; and (viii) none of the Seller, the Transferors, the Foreign Sellers, CodeGear or any of their Subsidiaries or any ERISA Affiliate maintain, contribute to or in any way provide for any life or health insurance benefits (other than under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state insurance law (“COBRA”)) to any current or future retiree or terminee. The Seller, the Transferors, CodeGear, their Subsidiaries and the ERISA Affiliates have complied and are in compliance with the requirements of COBRA in all material respects.

(c) No Seller Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Neither the Seller, the Transferors, the Foreign Sellers, CodeGear nor any of their Subsidiaries nor any ERISA Affiliate has, since January 1, 2001, contributed to or been required to contribute to a “multiemployer pension plan,” as defined in Sections 3(37) or 4001(a)(3)of ERISA or Section 414(f) of the Code, a “multiple employer plan”, as defined in Sections 4063 or 4064 of ERISA or Section 413 of the Code or a “defined benefit plan”, as defined in Section 3(35) of ERISA, which is subject to Title IV of ERISA. CodeGear has no current or potential liability or obligation under Title IV of ERISA or Section 412 of the Code.

(d) Except as set forth in Section 3.10(d) of the Seller Disclosure Schedule, with respect to each Seller Plan established, maintained or administered by each Foreign Seller: (i) all contributions, premiums or payments required to be made with respect to each such Seller Plan on or prior to the Closing Date have been timely made; (ii) each such Seller Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (iii) no such Seller Plan has unfunded liabilities.

(e) Except as set forth on Section 3.10(e) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any Person, increase any benefits otherwise payable to any Person, or result in the acceleration of time of payment or vesting of any benefits for any Person.

(f) Set forth on Section 3.10(f) of the Seller Disclosure Schedule is a complete and accurate list of each severance policy or plan or any contractual right to severance applicable to any employee of the Business, excluding, for clarity, any right to severance or other benefits, monetary or otherwise, arising out of any statutory severance provision applicable to employees generally in the applicable jurisdiction.

SECTION 3.11 Legal Proceedings, etc. Except as set forth in Section 3.11 of the Seller Disclosure Schedule, as of the date of this Agreement there are no legal proceedings pending, or to the Knowledge of the Seller, threatened against the Seller, CodeGear or any of the Foreign Sellers or any of the Transferors (or any of their respective officers or directors in connection with the business affairs of the Seller, any of the Foreign Sellers, any of the Transferors or any of their Subsidiaries) Related to the Business, before any court, arbitrator or administrative or governmental body, United States or foreign. Neither the Seller, CodeGear nor any of the Foreign Sellers or any of the Transferors is subject to any judgment, decree, injunction, or order of any court, arbitrator or administrative or governmental body, United States or foreign Related to the Business.

SECTION 3.12 Compliance with Applicable Law. Each of the Sellers and the Transferors is in material compliance, and has materially complied with all applicable material laws, ordinances, rules and regulations of any Governmental Authority applicable to the Business. All Permits required to conduct the Business are or will be at Closing in the possession of CodeGear or be included in the Acquired Foreign Assets, as applicable, are in full force and effect and are being complied with.

SECTION 3.13 Environmental Matters.

(a) Each of the Seller, the Foreign Sellers and the Transferors has conducted the Business in material compliance with all federal, state, local and material foreign laws, rules, regulations, ordinances and directives relating to the protection or pollution of the environment and the protection of human health and safety (“Environmental Laws”) and any Permits issued thereunder.

(b) Neither the Seller nor any of the Foreign Sellers or any of the Transferors has caused a material disposal, discharge, emission, spill or release of any substance subject to regulation under any Environmental Law as a hazardous substances, hazardous waste, toxic substance, pollutant or contaminant or similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity on or from any real property owned, operated, leased or subleased by the Seller, any of the Foreign Sellers or any of the Transferors and used in connection with the Business, other than in material compliance with Environmental Laws or any Permits issued thereunder.

(c) Neither the Seller nor any of the Foreign Sellers or any of the Transferors has received written notice of any suits, actions, claims, proceedings or investigations pending or, to the Knowledge of the Seller, are there any threatened against or involving the Seller or any of the Foreign Sellers or any of the Transferors and neither the Seller nor any of the Foreign Sellers or any of the Transferors has received any material directive, order, notice, complaint or demand concerning any non-compliance with or violation of Environmental Laws or any actual or threatened environmental liabilities or obligation for investigation, remedial or corrective action, clean-up or monitoring with respect to the Business or any real property owned, operated, leased or subleased by the Seller, any of the Foreign Sellers or any of the Transferors and used in connection with the Business.

SECTION 3.14 Certain Contracts and Arrangements.

(a) Section 3.14(a) of the Seller Disclosure Schedule sets forth a list of all of the following types of written or binding oral agreements, contracts, commitments, binding arrangements or understandings, Related to the Business to which the Seller or any of the Foreign Sellers or any of the Transferors is a party (collectively, the “Material Contracts”):

(i) the Seller Plans;

(ii) collective bargaining agreements;

(iii) personal property leases involving annual payments in excess of $200,000;

(iv) guarantees;

(v) material leases or agreements under which the Seller, the Foreign Sellers, the Transferors or any of their Subsidiaries is the lessor or licensor of, or which permits any third party to hold, sublicense, use or operate, any property, real, personal or intellectual, owned or controlled by the Seller, the Foreign Sellers, the Transferors or any of their Subsidiaries, except for Intellectual Property licenses of the Products entered into in the ordinary course of business with a value of less than $100,000 (other than contracts of the type described in clause (vi) below);

(vi) contracts or groups of related contracts with the same party in which such party acts as an intermediary or distributor for the sale of the Products, supplies, products or other personal property which involve a sum in excess of $100,000 annually or $250,000 in the aggregate, and where such party may or may not sell to end users;

(vii) contracts or groups of related contracts with the same party for the purchase of supplies or other personal property which involve a sum in excess of $100,000 annually or $250,000 in the aggregate excluding any purchase orders for software products made in the ordinary course of business;

(viii) Contracts or groups of related contracts with the same party in which the Seller, any Foreign Seller or Transferor leases real property which involve a sum in excess of $100,000 annually or $250,000 in the aggregate;

(ix) contracts or groups of related contracts with the same party for the furnishing or receipt of services or, systems or software which involve a sum in excess of $50,000 annually or $250,000 in the aggregate (other than contracts of the type described in clause (vi) above);

(x) contracts or settlement arrangements which prohibit the Sellers or their Subsidiaries from freely engaging in the Business anywhere in the world to which the Sellers or any of their Subsidiaries is a party;

(xi) material agreements under which any Person permits Seller or any of its Subsidiaries to incorporate Intellectual Property into the Products;

(xii) contracts which provides for any payment to any Transferred Employee or consultant to the Business with respect to (A) any direct or indirect change of control of CodeGear, (B) any sale of the Business or (C) any sale of all or substantially all of the Transferred Assets or all or substantially all of the Acquired Foreign Assets (excluding any contracts relating to a change of control of, sale of, or a sale of all or substantially all of the assets of, the Seller);

(xiii) agreement (or group of related agreements) under which any of them has incurred, assumed, or guaranteed any Indebtedness or under which an Encumbrance has been imposed on any of their assets, tangible or intangible (in each case, exclude Indebtedness or Encumbrances relating to Retained Assets or Excluded Liabilities);

(xiv) material licenses, reseller agreements and distribution agreements which provide for termination, acceleration or other similar rights with respect to (A) any direct or indirect change of control or CodeGear, (B) any sale of the Business or (C) any sale of all or substantially all of the Transferred Assets or any of the Acquired Foreign Assets; and

(xv) any material partnership, joint venture, strategic alliance or cooperation agreement (or any agreement similar to the foregoing).

(b) The Material Contracts are valid, binding and enforceable against the Seller Entities, as the case may be, and, as to the applicable Seller Entities, are in full force and effect. To the Knowledge of the Seller, all of the Material Contracts are materially in full force and effect as to the non-Seller Entities who are a party thereto.

(c) Neither the Seller nor any of the Foreign Sellers or any of the Transferors or, to the Knowledge of the Seller, any other party thereto, is in breach of, or default under, any of the Material Contracts, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Seller or any of the Foreign Sellers or any of the Transferors or, to the Knowledge of the Seller, any other party thereto, except for such breaches and defaults as individually or in the aggregate would not have a Material Adverse Effect. The Seller has delivered or made available copies of the Material Contracts to Buyer.

SECTION 3.15 Real Property.

(a) Section 3.15 of the Seller Disclosure Schedule contains a complete and correct list of all of all leases, subleases, occupancy agreement or other agreements (written or oral) (the “Leases”), pursuant to which the Seller Entities hold a leasehold or subleasehold estate in, or are granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property Related to the Business and which would be subject to the Occupancy Agreement (the “Leased Property”) and the common address of each Leased Property. Seller has made available to Buyer a true and complete copy of each such Lease. Neither the Seller Entities nor, to the Knowledge of Seller, any other party to a Lease is in breach of any material provision of such Lease or in default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease. None of the Seller Entities own any real property.

(b) To the Knowledge of the Seller, all Leased Property is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for the uses to which they are being put.

(c) None of the Seller Entities have received any written notice that any Leased Real Property is not in compliance with any applicable deed restrictions or covenants and all building, zoning, subdivision, health, safety or other laws, including the Americans with Disabilities Act and the Occupational Safety and Health Act.

SECTION 3.16 Insurance. Seller has policies of insurance of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Business. Except as set forth on Section 3.16 of the Seller Disclosure Schedule, there are no pending claims under any such insurance policies Related to the Business.

SECTION 3.17 Intellectual Property.

(a) [Reserved].

(b) Section 3.17(b) of the Seller Disclosure Schedule sets forth a complete list of all Patents, Trademark, copyright, mask work and Internet domain name registrations and applications, and intent-to-use applications, owned by any of the Seller Entities and Related to the Business (collectively, the “Registered Intellectual Property”), and Section 3.17(b)(1) of the Seller Disclosure Schedule sets forth material limitations with respect to the use of such Registered Intellectual Property.

(c) Section 3.17(c) of the Seller Disclosure Schedule sets forth a complete list of all material unregistered Trademarks owned by any of the Seller Entities and Related to the Business.

(d) Section 3.17(d) of the Seller Disclosure Schedule sets forth a complete list of all licenses, sublicenses and other agreements to which any of the Seller Entities is a party that include a right of first refusal or a right of first negotiation with respect to Seller Intellectual Property.

(e) Each of the Patents, Trademark registrations and applications, and each of the United States copyright registrations, included in the Registered Intellectual Property has been filed with the United States Patent and Trademark Office, United States Copyright Office or similar office or agency in jurisdictions outside the United States, as applicable. To the Knowledge of the Sellers, (i) all of the Registered Intellectual Property is valid and enforceable and none of such Registered Intellectual Property has been misused, and (ii) no loss or expiration of any of the Seller-Owned Intellectual Property used in the Businesses is threatened, pending or reasonably foreseeable.

(f) Except as set forth in Section 3.17(f) of the Seller Disclosure Schedule, and to the Knowledge of the Seller with respect to Patents only, the Seller Entities own or have the valid and enforceable right to use all Intellectual Property incorporated in, or used in connection with, the Products or otherwise used in the conduct of the Business, free and clear of all Encumbrances. The Transferred Assets (as defined in the Transfer Agreement) and the Intellectual Property licensed under the Patent License Agreement and the Technology Cross Licensing Agreement include all Intellectual Property necessary for the conduct of the Business as presently conducted. The consummation of the transactions contemplated in this Agreement and in the Transfer Agreement will not result in the loss or impairment of the right of CodeGear to own or use any of the material Intellectual Property used in the Business.

(g) Except as set forth in Section 3.17(g) of the Seller Disclosure Schedule, and to the Knowledge of the Seller with respect to Patents only, (A) neither the conduct of the Business or the Products or Seller-Owned Intellectual Property infringes upon, misappropriates or otherwise violates, and has not, in the three (3) years prior to the Closing Date, infringed upon, misappropriated or otherwise violated, the Intellectual Property rights of any third party and (B) to the Knowledge of the Seller, no third party is infringing upon, misappropriating or otherwise violating, or has, in the three (3) years prior to the Closing Date, infringed upon, misappropriated or otherwise violated, the Seller-Owned Intellectual Property.

(h) There are no pending claims or, to the Knowledge of the Seller, claims threatened in writing against any of the Seller Entities (i) challenging the rights of any of the Seller Entities in respect of any Seller-Owned Intellectual Property (other than Patents to the extent that such Patents do not relate to the Business); (ii) claiming that any default exists under any of the Material Contracts related to Intellectual Property and required to be listed under Sections 3.14(a)(v) and (xi) of the Seller Disclosure Schedule; or (iii) alleging that the Products or the Seller-Owned Intellectual Property or the conduct of the Business, in whole or in part, infringes upon the Intellectual Property rights of any third party.

(i) No current or former employee, independent contractor or consultant has made a written claim asserting any interest in any Seller-Owned Intellectual Property.

(j) The Sellers, the Transferors and their respective Affiliates have taken steps reasonable under the circumstances to protect the secrecy, confidentiality and value of all trade secrets and confidential information Related to the Business. Without limiting the foregoing, each of the Company and its Subsidiaries have instituted policies requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard forms, which forms have been made available to Buyer.

(k) The Products include all software products Related to the Business that are currently, or have in the past three (3) years been, licensed, sold or offered to, or are currently in development to be licensed, sold, or offered to, end users, distributors, resellers, or other customers, other than third party software products that are not material to the Business and that are commercially available under reasonable terms and conditions. Each Product was either (i) developed by employees of a Seller Entity within the scope of their employment or otherwise duly assigned to a Seller Entity, (ii) developed by independent contractors who have assigned their rights in such Product (including all Intellectual Property rights) to a Seller Entity, or (iii) otherwise acquired by a Seller Entity from a third party pursuant to written agreements. Each Product licensed to third parties is capable of performing in accordance with its user documentation in all material respects when properly installed and used.

(l) Section 3.17(l) of the Seller Disclosure Schedule lists all Open Source Software that is incorporated into, or combined with, any Product. No Seller Entity has used Open Source Software in a manner that would create obligations for any Seller Entity or CodeGear with respect to, or grant, or purport to grant, to any third party, any rights or immunities under, any Intellectual Property in the Products or any other license requiring a Seller Entity or CodeGear to disclose source code to any of the Products.

(m) Except as set forth on Section 3.17(m) of the Seller Disclosure Schedule, no Seller Entity has disclosed or delivered to any third party, agreed to disclose or deliver to any third party, or permitted the disclosure or delivery to any escrow agent of, any source code that is Intellectual Property included in the Transferred Assets and the confidentiality of which is material to the Business. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed or delivered to any third party by CodeGear or Buyer.

(n) All Products are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other similar programs, software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Product (or any part thereof) or data or other software of users or otherwise cause them to be incapable of being used in the full manner for which they were designed.

SECTION 3.18 Assets; Sufficiency of Assets.

(a) Except as set forth on Section 3.18(a) of the Seller Disclosure Schedule, Seller, the Transferors and the Foreign Sellers have good and marketable title to, or a valid leasehold interest in or a valid right to use, in all material respects, all of the Acquired Assets, the Transferred Assets, and the rights otherwise conferred to CodeGear pursuant to the Transaction Documents, in each case free and clear of all material Encumbrances. This Agreement and the Transaction Documents and each of the instruments of conveyance contemplated hereby and thereby will effectively vest in Buyer good, valid and marketable title to, and ownership of, in all material respects, the Acquired Assets, the Transferred Assets, and the rights otherwise conferred to CodeGear pursuant to the Transaction Documents, free and clear of all Encumbrances. The Acquired Assets and Transferred Assets are in good condition and repair and are useable in the ordinary and usual course of business consistent with past custom and practice and do not require any repair or replacement except for maintenance in the ordinary and usual course of business consistent with past custom and practice or any other repair or replacement which would be immaterial to the operation of the Business.

(b) Except as set forth on Section 3.18(b) of the Seller Disclosure Schedule, the Acquired Assets, the Transferred Assets and the rights otherwise conferred to CodeGear pursuant to the Transaction Documents constitute all of the assets, properties and rights of the Seller Entities necessary to conduct the Business as currently conducted and, immediately after the Closing, necessary for Buyer to continue to operate and conduct the Business as currently conducted.

SECTION 3.19 Certain Fees. Except for GT Securities (aka GTK Partners) and Bear, Stearns & Co. Inc., (i) none of the Seller Entities have employed any financial advisor or finder and (ii) none of the Seller Entitles have incurred any liability for any financial advisory or finders’ fees or similar compensation in connection with this Agreement, the Transfer Documents or the transactions contemplated hereby or thereby.

SECTION 3.20 Customers. Section 3.20 of the Seller Disclosure Schedule sets forth the twenty largest customers (by revenue) of the Business for the twelve-month period ended December 31, 2007 (“Significant Customers”). No Seller Entity has received notice or, to the Knowledge of Seller, has reason to believe that any Significant Customer has ceased, or will cease, to use the products, equipment, goods or services of the Business or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services.

SECTION 3.21 Suppliers. Section 3.21 of the Seller Disclosure Schedule sets forth the ten largest suppliers of supplies, services and other goods for the Business for the twelve-month period ended December 31, 2007 (“Significant Suppliers”) and the amount for which each such Significant Supplier invoiced the applicable Seller Entity during such period. No Seller Entity has received any notice or, to the Knowledge of Seller, has reason to believe that any Significant Supplier will not sell supplies, merchandise, services and other goods to the Business at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Business, subject only to general and customary price increases.

SECTION 3.22 Product Warranty. To the Knowledge of Seller, all products manufactured, merchandised, serviced, distributed, sold or delivered by the Seller Entities Related to the Business at any time within the last three (3) years prior to the Closing Date have been in conformity with all applicable contractual commitments and all express or implied warranties. To the Knowledge of Seller, no material liability exists for replacement or other damages in connection with such sales or deliveries at any time within the last three (3) years prior to the Closing Date in excess of established reserves. To the Knowledge of Seller, all Products and related services heretofore sold by the Seller Entities in connection with the Business are not subject to any guarantee or warranty other than such applicable Seller Entity’s standard terms and conditions of sale.

SECTION 3.23 Affiliate Transactions. Except as set forth in Section 3.23 of the Seller Disclosure Schedule, no Affiliate of Seller: (i) owns any property or right, whether tangible or intangible, which is used by Seller and is Related to the Business; (ii) has any claim or cause of action against Seller Related to the Business or the Acquired Assets; (iii) in connection with the Business or Acquired Assets, owes any money to Seller or is owed money from Seller, excluding employee obligations incurred in the ordinary course of the Business; (iv) is a party to any contract or other arrangement, written or oral, with Seller (Related to the Business or Acquired Assets) or any of the Business’s material customers or suppliers; or (v) provides services or resources to the Business or is dependent on services or resources provided by the Business.

SECTION 3.24 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, THE SELLERS DO NOT MAKE AND HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO THE BUSINESS, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE FUTURE SALES, REVENUE OR PROFITABILITY OF THE BUSINESS OR THE FOREIGN BUSINESS, OR REPRESENTATIONS OR WARRANTIES ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE SELLERS; PROVIDED THAT NOTHING IN THIS SECTION 3.24 SHALL BE INTERPRETED TO RELIEVE ANY PERSON OF LIABILITY FOR FRAUD OR INTENTIONAL MISCONDUCT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Buyer Disclosure Schedule, the Buyer hereby represents and warrants to the Seller and the Foreign Sellers as follows:

SECTION 4.1 Corporate Organization and Authority.

(a) Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer is duly qualified to do business and in good standing in each jurisdiction in which the property or assets owned by it and the leased or operated by it with respect to its business is located or in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or in good standing would not have or reasonably be expected to materially impact the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement, or prevent or delay the consummation of the transactions contemplated hereby.

(b) Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or shall be a party, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and any Transaction Document to which it is or shall be a party and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the board of directors of Buyer and no other corporate, equityholder or similar proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which it is or shall be a party. This Agreement has been and, upon execution and delivery of the Transaction Documents to which it is a party will be, duly executed and delivered by Buyer and constitutes, assuming due authorization, execution and delivery of such agreement by the Seller, the Foreign Sellers or the Transferors, as the case may be, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to or limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

SECTION 4.2 Non-Contravention. Except as set forth in Section 4.2 of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement or any Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereunder or thereunder, nor the performance by Buyer of its obligations hereunder or thereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Buyer or any of its Subsidiaries; (ii) conflict with, result in a violation or breach of, or default (or an event which, with or without notice, lapse of time or both, would constitute a default) under, or result in the invalidity of, or accelerate the performance required by, or cause or give rise to any right of termination, cancellation or acceleration of any right or obligation pursuant to, any agreement or commitment to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries (or any of their respective assets or properties) is subject or bound; or (iii) assuming that the filings, registrations, notifications, authorizations, waivers, consents and approvals referred to in Section 4.3 below have been obtained or made, as the case may be, conflict with, violate, result in a breach of, or constitute a default under, any order, writ, law, ordinance, judgment, award, permit, process, injunction, decree, statute, rule or regulation of any Governmental Authority to which Buyer or any of its Subsidiaries or any assets or properties of any of the foregoing are subject, excluding from the foregoing clauses (ii) and (iii) such defaults, breaches Encumbrances or violations that would not, individually or in the aggregate, reasonably be expected to materially impact the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party, or prevent or delay the consummation of the transactions contemplated hereby and thereby.

SECTION 4.3 Consents and Approvals. Except as set forth in Section 4.3 of the Buyer Disclosure Schedule, no filing or registration with, notification to, or authorization, waiver, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement or any Transaction Document by Buyer, the consummation of the transactions contemplated hereunder or thereunder or the performance by Buyer of its obligations hereunder or thereunder, except (i) compliance with any applicable requirements of the HSR Act or any other competition or antitrust law in relevant jurisdictions and (ii) such other consents, approvals, authorizations, waivers, notifications, registrations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to materially impact the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and any Transaction Document to which it is a party, or prevent or delay the consummation of the transactions contemplated hereby or thereby.

SECTION 4.4 Legal Proceedings, etc. As of the date of this Agreement, there are no suits, actions, claims, proceedings or investigations pending, or, to the Knowledge of Buyer, threatened against or involving Buyer or any of its Subsidiaries (or any of their respective officers or directors in connection with the business or affairs of Buyer and its Subsidiaries) before any court, arbitrator or administrative or governmental body, United States or foreign which, if adversely determined, would reasonably be expected to materially impact the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. Neither Buyer nor any of its Subsidiaries is subject to any judgment, decree, injunction or order of any court, which would reasonably be expected to materially impact the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement or prevent or delay the consummation of the transactions contemplated hereby.

SECTION 4.5 Certain Fees. Buyer has not employed any financial advisor or finder and (ii) Buyer has not incurred any liability for any financial advisory or finders’ fees or similar compensation in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.6 Acquisition of Equity Interests for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Equity Interests of CodeGear. Buyer confirms that the Sellers have made available to Buyer the opportunity to ask questions of the officers and management employees of the Sellers and their Subsidiaries Related to the Business and the Foreign Business and to acquire additional information about the Business and the Foreign Business. The Buyer is acquiring the Equity Interests for investment and not with a present intention of distributing or selling the Equity Interests, other than as would be permitted under the Securities Act of 1933, as amended. The Buyer agrees that the Equity Interests of CodeGear may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, or any applicable state securities laws, except pursuant to an exemption from such registration available under the Securities Act of 1933, as amended, or any applicable state securities laws.

SECTION 4.7 Investigation by Buyer, Seller’s Liability. Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Seller, the Transferors and the Foreign Sellers and Buyer has been provided access to the personnel, properties, premises and records of the Seller, the Transferors and the Foreign Sellers as requested in connection with such purpose. In entering into this Agreement and the agreements contemplated herein, Buyer acknowledges that none of the Sellers, their Subsidiaries or any of their respective directors, officers, managers, equity holders, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy of completeness of any of the information provided or made available to Buyer or its directors, officers, managers, employees, Affiliates, controlling Persons, agents, advisors or Representatives other than the representations and warranties in this Agreement, the Transaction Documents and the other agreements contemplated hereby and thereby. Nothing in this Section 4.7 shall be interpreted to relieve any Person of liability for fraud or intentional misconduct.

SECTION 4.8 Disclaimer Regarding Projections. In connection with Buyer’s investigation of the Business and the Foreign Business, Buyer has received from the Sellers and their respective representatives and agents certain projections and other forecasts, including, without limitation, projected financial statements, cash flow items, certain business plan information and other data Related to the Business. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts and plans and (b) Buyer is familiar with such uncertainties and (c) Buyer shall have no claim against anyone with respect to any of the foregoing other than in the case of fraud or intentional misconduct. Accordingly, Buyer acknowledges that none of the Sellers has made any representation or warranty with respect to such projections and other forecasts and plans.

SECTION 4.9 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, BUYER DOES NOT MAKE AND HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO BUYER, INCLUDING ANY REPRESENTATIONS OR WARRANTIES ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY BUYER.

ARTICLE V

COVENANTS

SECTION 5.1 Conduct of the Business. Each of the Seller and the Foreign Sellers agrees that, during the period from the date hereof until the earlier of the Closing or the termination of this Agreement, except as (i) otherwise expressly contemplated by this Agreement; (ii) set forth in Section 5.1 of the Seller Disclosure Schedule; or (iii) consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), the Seller and the Foreign Sellers shall, and shall cause their Subsidiaries and Affiliates to:

(a) use their commercially reasonable efforts to (i) operate the Business and the Foreign Business in the ordinary course and (ii) preserve intact the assets, properties and business organization of the Business and the Foreign Business and their relationship with the customers, suppliers, creditors and employees of the Business in accordance with past practice in all material respects;

(b) cause CodeGear not to amend its organizational documents;

(c) cause CodeGear not to issue, transfer, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, transfer, sale, pledge, disposition or Encumbrance, other than Permitted Encumbrances, of any Equity Interests of CodeGear;

(d) cause CodeGear not to declare, set aside, make or pay any dividend or other distribution, payable in cash, Equity Interests, property or otherwise, with respect to any of the Equity Interests of CodeGear;

(e) cause CodeGear not to reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Equity Interests of CodeGear;

(f) not, and shall cause CodeGear not to (i) incur any Indebtedness other than as contemplated by the budget of the Business, dated December 6, 2007, previously delivered to Buyer (the “Budget”); (ii) make any capital expenditures in connection with the Business other than in the ordinary course of business or as contemplated by the Budget; (iii) sell, lease, license, transfer or dispose of any properties or assets Related to the Business other than in the ordinary course of business; or (iv) make any change in any of the present accounting methods and practices of the Business, except as required by changes in GAAP;

(g) other than in the ordinary course of business, not, and shall cause CodeGear not to, enter into, amend or terminate any Material Contracts or enter into a contract that would have been considered a Material Contract had it been entered into as of the date hereof;

(h) other than as contemplated by the Transfer Agreement or in the ordinary course of business, both in amount and timing, not, and shall cause CodeGear not to, with respect to any Transferred Employee, (i) modify or amend the employment arrangements with Transferred Employees except for (x) the payment of annual bonuses and increases in compensation in the ordinary course of business consistent with past practice, except as required under any such Transferred Employee’s employment agreement in effect as of the date hereof or as required by applicable law, (ii) enter into or amend any employment, severance, termination or other similar agreement related to the Transferred Employees, (iii) adopt any new, amend or materially increase benefits under any existing employee benefit plan, program, agreement or arrangement related to the Transferred Employees (except as may be required by applicable law or as necessary or advisable to comply with Section 409A of the Code) or (iv) make any loans to any of its officers, directors, employees, agents or consultants Related to the Business;

(i) not, and shall cause CodeGear not to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(j) not, incur, create or assume any Encumbrance on any of the Transferred Assets or Acquired Assets, other than Permitted Encumbrances;

(k) not, dispose of or permit to lapse any rights in, to or for the use of any material Seller Owned Intellectual Property or disclose to any Person not an employee, subcontractor, Subsidiary, Representative or Affiliate, any material trade secrets that are Seller Owned Intellectual Property, except pursuant to judicial or administrative process or pursuant to a binding confidentiality agreement and not license to any third party any material Seller-Owned Intellectual Property except for non-exclusive licenses entered into in the ordinary course of business;

(l) not, assume or enter into any labor or collective bargaining agreement for the Transferred Employees, except in certain foreign jurisdictions as required by law in connection with the transfer of employees pursuant to this Agreement;

(m) not, and shall cause CodeGear not to, (i) issue any debt securities or assume, guarantee or endorse any obligations of any other Person in connection with the Business or (ii) make any loans, advances or capital contributions to, or investments in, any other Person in connection with the Business;

(n) not, settle any material claims, actions, arbitrations, disputes or other proceedings in connection with the Business;

(o) not, and shall cause CodeGear note to, make any change in accounting principles or policies (including procedures with respect to cash management practices, inventory, revenue recognition, payments of accounts payable and collection of accounts receivable) materially affecting the reporting of consolidated assets, Liabilities or results of operations of the Business, other than as required by law, GAAP or any governmental interpretation thereof;

(p) engage in any promotional sales or discount or other activity with customers that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods material sales that would otherwise be expected, in the ordinary course of the Business, to occur in post-Closing periods; and

(q) not agree, commit, or adopt any plan or proposal to take any of the actions set forth in clauses (b) through (p) above.

SECTION 5.2 Access to Information; Confidentiality.

(a) Subject to any applicable laws, upon reasonable advance notice, between the date hereof and the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller, the Foreign Sellers and the Transferors shall (i) give Buyer and Buyer’s legal counsel, financial advisors, financing sources, auditors and other authorized representatives (collectively, “Representatives”) reasonable access during normal business hours to the employees and the offices, properties, employees, auditors and books and records of the Seller, the Foreign Sellers and the Transferors to the extent related, directly or indirectly, to the Business; (ii) furnish, or cause to be furnished, to Buyer and its Representatives any financial and operating data and other information that is available with respect to the Business as Buyer or its Representatives from time to time reasonably requests; (iii) instruct its counsel and financial advisors to cooperate in a reasonable manner with Buyer in connection with this Section 5.2(a); and (iv) reasonably cooperate with Buyer and its lenders in such lenders’ preparation of security interest documentation and other documents reasonably necessary in order to perfect such lenders’ interest in the Transferred Assets and the Acquired Assets following the Closing. No information provided pursuant to this Section 5.2(a) shall alter any representation or warranty given hereunder by the Sellers.

(b) Any information regarding the Business or the Foreign Business heretofore or hereafter obtained from the Seller, the Foreign Sellers or the Transferors by Buyer or Buyer’s Representatives shall be subject to the terms of the confidentiality agreement between Buyer and the Seller, dated March 10, 2006, as amended on September 5, 2007 (the “Confidentiality Agreement”).

(c) Following the Closing, upon the request of the other party, to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, the Seller shall, and shall cause its Subsidiaries to, grant to Buyer and its Representatives, and Buyer shall, and shall cause its Subsidiaries to, grant to the Seller and its Representatives, during regular business hours and subject to reasonable rules and regulations of the granting party, the right, at the expense of the non-granting party, to inspect and copy the books, records and other documents in the granting party’s possession pertaining to the operation of the Business prior to the Closing (including books of account, records, files, invoices, correspondence and memoranda, data, specifications, insurance policies, operating history information and inventory records).

SECTION 5.3 Reasonable Best Efforts. Upon the terms and subject to the conditions provided herein, except as otherwise provided in Section 5.3, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with any party hereto in doing all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (b) the obtaining of consents, waivers or approvals of third parties; (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (d) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

SECTION 5.4 Governmental Authorizations.

(a) The Seller Entities, on the one hand, and Buyer, on the other hand, shall promptly file all necessary registrations and filings, including, but not limited to, filings under the HSR Act or any other competition or antitrust law in relevant jurisdictions and submissions of additional information requested by any Governmental Authority; provided that the Seller and the Foreign Sellers agree (and shall cause the Transferors to agree) and the Buyer agrees to use their reasonable best efforts to cause the filing under the HSR Act to occur not later than five Business Days following the execution of this Agreement, if required. Each of Buyer, the Seller and each Foreign Seller further agrees that it will, and will cause its Subsidiaries and Affiliates to, comply with any applicable post-Closing notification or requirements of any antitrust, trade competition, investment or control reporting or similar law or regulation of any Government Authority with competent jurisdiction. Each of Buyer, the Seller and each Foreign Seller agrees and will cause its Subsidiaries and Affiliates to cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide, subject to appropriate confidentiality provisions, copies of all presentations and filings to any Governmental Authority to, the Seller, any of the Foreign Sellers or Buyer, as the case may be, or the counsel of the Seller, any of the Foreign Sellers or Buyer, as the case may be.

(b) In addition to the agreements set forth in Section 5.4(a) above, the Seller, each of the Foreign Sellers and Buyer shall each use its reasonable best efforts to ensure that the consents, approvals, waivers or other authorizations from Governmental Authorities, including without limitation, antitrust clearance under the HSR Act or any other competition or antitrust law in relevant jurisdictions, are obtained as promptly as practicable and that any conditions set forth in or established by any such Governmental Authorities are wholly satisfied.

SECTION 5.5 Public Announcements. No press release or announcement concerning the transactions contemplated hereby shall be issued by the Seller, any of the Foreign Sellers or any of their Subsidiaries or the Buyer or any of its Subsidiaries without the prior consent of the other parties hereto, except as such press release or announcement may be required by law, rule or regulation, in which case the party required to issue the release or announcement shall allow the other parties hereto reasonable time to comment on such release or announcement in advance of the issuance of such release or announcement.

SECTION 5.6 Employee Matters.

(a) Buyer or one of its Affiliates shall make an offer of employment, to be effective as of the Closing, to each of the employees of the Business. Buyer shall update such list and provide it to Seller at least ten (10) days before the Closing Date. Seller has disclosed all Transferred Employees’ current base salary except where such disclosure is prohibited by applicable law and Buyer shall use commercially reasonable efforts to make such offers within three (3) days following the date of this Agreement. Such offers of employment shall be on terms that are substantially comparable in the aggregate (except where required by law or the Transferred Employee’s employment agreement to be no less favorable to such individual in the aggregate then in such cases such offers shall be on terms that are no less favorable to such individual in the aggregate) (including salary) to those in effect as of the date hereof (other than stock-based awards) and shall require such individuals to acknowledge in writing their resignation from the appropriate Seller Entity, as the case may be, prior to such employment with the Buyer or one of its Affiliates. Buyer or one of its Affiliates shall be permitted, at such times and locations as the Seller and the Foreign Sellers shall reasonably permit, to contact the Transferred Employees to determine the desire of such individuals to enter the employ of Buyer or one of its Affiliates. The individuals who accept such offers of employment with Buyer or one of its Affiliates and commence working for Buyer or one of its Affiliates on the Closing Date shall be referred to herein as the “Transferred Employees.” To the extent permitted by applicable law, the Seller or the Foreign Sellers, as the case may be, shall deliver to Buyer or one of its Affiliates following the Closing Date copies of all personnel files relating to the Transferred Employees. Buyer shall assume and agree to perform, or cause CodeGear to perform, in accordance with their terms, the Seller Plans set forth on Section 5.6 of the Seller Disclosure Schedule.

(b) For a period of not less than one year following the Closing Date, Buyer shall cause CodeGear or its Affiliates shall use its commercially reasonable efforts to provide to the Transferred Employees and their eligible dependents employee benefits (including without limitation retirement, health, medical, disability and life insurance programs but excluding for this purpose incentive programs) that are substantially similar in the aggregate to those provided to similarly situated employees of Buyer (provided that if substantially similar benefits are required with respect to any Transferred Employee by law or agreement, the provision of such benefits shall be provided). Buyer shall, or shall cause its Affiliates (including, but not limited to, CodeGear) to, give Transferred Employees full credit, for purposes of eligibility and vesting (but not for purposes of benefit accrual) under any employee benefit plan or arrangement maintained by Buyer or one of its Affiliates (including CodeGear) that is an employee pension benefit plan, as defined in Section 3(2) of ERISA and for purposes of eligibility, vesting and determining the amount of any benefits under any employee benefit plan or arrangement maintained by Buyer or one of its Affiliates (including CodeGear) that is a vacation or other program that is affected by seniority or that is an employee welfare plan, as defined in Section 3(1) of ERISA, including, without limitation, any severance plan or sick plan, for such Transferred Employees’ service with, or recognized by, the Seller Entities or CodeGear to the same extent recognized by the Seller Entities or CodeGear immediately prior to the Closing Date under the applicable similar Seller Plan and to the extent such time period is recognized under the terms of the employee benefit plan or arrangement maintained by Buyer or one of its Affiliates (including CodeGear), provided that such crediting of service does not result in any duplication of benefits.

(c) Buyer shall, or shall cause its Affiliates (including, but not limited to, CodeGear) to use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date in the plan year in which the Closing Date occurs, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Transferred Employees immediately prior to the Closing Date and as if the transactions contemplated by this Agreement had not taken place, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date in the plan year in which the Closing Date occurs.

(d) As of the Closing Date, Buyer shall assume and agree to perform, or cause CodeGear to perform, in accordance with their terms, all employment, severance, retention and other compensation agreements and arrangements listed on Section 5.6(d) of the Seller Disclosure Schedule.

(e) This Section 5.6 shall not be construed to limit the ability of the applicable employer to terminate the employment of any Transferred Employee following the Closing Date in accordance with applicable law.

(f) Buyer and Seller shall, and shall cause their Affiliates to, comply with all applicable laws, statutes, ordinances, rules or regulations, local, federal, foreign or otherwise, with respect to the Transferred Employees.

(g) The Seller shall comply in all material respects with the notice and other requirements of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder (the “WARN Act”) arising on or prior to the Closing Date with respect to employees of the Business.

(h) Effective as of the Closing Date, the Seller shall fully vest (or cause to be fully vested) all CodeGear Employees in their accrued benefits under the Borland Software Corporation 401(k) Retirement Plan (the ”Seller Savings Plan”), and shall make pro-rated employer matching and profit sharing contributions to such plan on behalf of the CodeGear Employees for the plan year in which the Closing Date occurs irrespective of any service or end-of-year participation requirements. Following the Closing Date, if requested by the Buyer, the Seller shall take all actions necessary to permit the rollover in cash (or outstanding loan promissory notes for participant loans) of account balances (including outstanding loans) of all CodeGear Employees from the Seller Savings Plan to a 401(k) plan maintained by the Buyer or an Affiliate thereof.

(i) No provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall limit the ability of the Buyer or any of its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee (including any Transferred Employee) or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person (including any Transferred Employee) any rights as a third party beneficiary.

SECTION 5.7 Tax Matters.

(a) Transfer Taxes. The Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties (as defined in Section 9.3(a) below) from and against and shall pay 100% of the first $50,000 (the “Transfer Tax Cap”) of the total of all sales, use, documentary, transfer, stamp duty, value added, and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). Buyer and Seller agree to take all steps necessary to minimize the incidence of Transfer Taxes, including, but not limited to, the filing of any certificate or other form establishing an exemption from or credit against any value added taxes. Subject to the preceding sentence, Seller and the Foreign Sellers agree to jointly and severally indemnify and hold harmless the Buyer Indemnified Parties (as defined in Section 9.2(a) below) against and shall pay 100% of all Transfer Taxes in excess of the Transfer Tax Cap. Buyer shall prepare and file all Tax Returns relating to Transfer Taxes and pay all reasonable out-of-pocket costs associated with filing and preparing such Tax Returns. Buyer shall submit all such Tax Returns to Seller for comment at least 15 days prior to the due date of such Tax Returns. Notwithstanding anything to the contrary contained herein, the Indemnification Basket (as defined in Section 9.2(a) below) and the Indemnification Cap (as defined in Section 9.2(a) below) shall not apply in respect of Buyer’s and Seller’s obligations under this Section 5.7(a).

(b) Cooperation. Buyer, the Foreign Sellers, CodeGear and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party or parties, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes of or related to the Seller, the Foreign Sellers or CodeGear. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Seller, the Foreign Sellers and Buyer agrees to (i) retain or cause to be retained all books and records in its possession on the Closing Date relating to Tax matters of or pertaining to the Business for any taxable period beginning before the Closing Date until expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing authority and (ii) give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the requesting party to take possession of such books and records.

(c) Allocation of Purchase Price.

(i) Buyer, the Seller and the Foreign Sellers hereby agree that the Purchase Price, including any adjustments thereto and the Assumed Foreign Liabilities will be allocated, in the aggregate, to the assets of CodeGear, with the remainder allocated to the Acquired Foreign Assets. The allocation to the assets of CodeGear and the Acquired Foreign Assets shall be allocated among the Seller and the Foreign Sellers as set forth in Section 5.7(c)(i) of the Seller Disclosure Schedule to be prepared by the Seller and provided to Buyer for its review and consent no later than thirty (30) days after signing this Agreement.

(ii) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Seller a statement allocating the sum of the Purchase Price, including any adjustments thereto, and the Assumed Foreign Liabilities in a manner consistent with Section 5.7(c)(i) and as required by Section 1060 of the Code and the Treasury Regulations thereunder and the respective provisions of foreign law (the “Asset Acquisition Statement”). Such Asset Acquisition Statement shall become final for purposes of this Section 5.7(c) unless the Seller objects in writing to the Asset Acquisition Statement within forty-five (45) days after the Seller’s receipt thereof. If the Seller so objects, Buyer and the Seller shall in good faith attempt to resolve the dispute within sixty (60) days of written notice to Buyer of the Seller’s objection. Any unresolved disputes shall be promptly submitted for determination to a mutually acceptable nationally-recognized accounting firm (the “Independent Accountant”). Buyer and the Seller will each pay one-half of the fees and expenses of the Independent Accountant. Buyer and the Seller shall cooperate with each other and the Independent Accountant in connection with the matters contemplated by this Section 5.7(c), including, by furnishing such information and access to books, records, personnel and properties as may be reasonably requested.

(iii) To the extent applicable, Buyer shall promptly prepare and deliver to the Seller from time to time revised copies of the Asset Acquisition Statement so as to report any matters on the Asset Acquisition Statement that need updating consistent with the agreed upon allocation and the methodology for allocation of any adjustments to the Purchase Price and applicable Assumed Foreign Liabilities specified in the Asset Acquisition Statement. The Seller may object in writing to such revised Asset Acquisition Statement within forty-five (45) days of the Seller’s receipt thereof, which objection shall be resolved in accordance with the procedures described in Section 5.7(c)(ii) above.

(iv) Each of Buyer, CodeGear, the Foreign Sellers and the Seller agrees to (A) prepare and timely file all Tax Returns, including IRS Form 8594 (and all supplements thereto) and any similar form for foreign, state or local tax purposes, in a manner consistent with the Asset Acquisition Statement and this Section 5.7(c) and (B) act in accordance with the Asset Acquisition Statement and this Section 5.7(c) for all Tax purposes, in either case, except as otherwise required by a change in law or by a final determination. In the event that any of the allocations determined pursuant to such statement are disputed by any Tax authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties hereto concerning the resolution of such dispute.

(d) FIRPTA Certificate. On or prior to Closing, the Seller shall deliver to Buyer a certification of non-foreign status in accordance with the requirements of Section 1.1445-2(b)(2) of the Treasury Regulations.

(e) All payments made pursuant to this Agreement subsequent to the Closing Date shall be treated as adjustments to the Purchase Price for all Tax purposes.

(f) Certain Foreign Tax Matters. Notwithstanding the provisions of Section 5.7(a) hereof, if a foreign tax authority requires a Foreign Seller to prepare and file any Tax Return in connection with Transfer Taxes, the Foreign Seller shall file any such Tax Return; provided, however, that Buyer shall reimburse the Foreign Seller for its reasonable costs and expenses in connection with the preparation and filing of such Tax Returns.

SECTION 5.8 CodeGear. Prior to Closing the Seller shall transfer the Business, including the Transferred Assets, to CodeGear in accordance with and pursuant to the terms and conditions set forth in the Transfer Agreement.

SECTION 5.9 Non-Solicitation/Non-Competition.

(a) For a period of three years from the Closing Date, neither the Seller Entities, on the one hand, nor Buyer or CodeGear, on the other hand, shall directly or indirectly (including by itself or through another controlled entity) induce or attempt to induce any employee of, in the case of the Sellers, Buyer, CodeGear or any of its Affiliates, or, in the case of Buyer, any of the Sellers, to leave the employ of the party to this Agreement or such party’s Subsidiaries by which such employee is employed at the time of Closing, or in any way interfere with the relationship between, in the case of the Sellers, Buyer, CodeGear or any of its Affiliates, or, in the case of Buyer, any of the Sellers or any of their Subsidiaries, and any employee thereof, provided, however, that the foregoing shall not apply to persons who are hired as a result of the use of a general solicitation (such as an advertisement) not specifically directed to any of the employees of, in the case of the Sellers, Buyer, CodeGear or any of its Affiliates, or, in the case of Buyer, any of the Sellers or any of their Subsidiaries, nor prohibit any party to this Agreement from hiring any employee who has left the employ of any other party to this Agreement or their Subsidiaries, whether voluntarily or involuntarily (except as a result of any party’s (or its Affiliates’) breach of their obligations in this Section 5.9).

(b) Each of the Seller and the Foreign Sellers agrees on its behalf, and on behalf of its Subsidiaries, that for the period commencing on the Closing Date and expiring on the fifth anniversary of the Closing Date, it shall not, directly or indirectly, as a stockholder (other than as set forth below) or otherwise, design, develop, market, sell, license, sublicense, support, distribute or service (i) general purpose databases (ii) compilers; or (iii) tools for the design of software, development of software, deployment of software and management of deployment assets (collectively, the “IDE Products”). For the avoidance of doubt, the IDE Products expressly includes all current Products, but excludes other software applications and tools to the extent that such applications or tools compete directly with Seller’s current or future products and services in the field of ALM. In addition, for the avoidance of doubt, it shall not be considered a violation of this Section 5.9(b) if the Seller, the Foreign Sellers or their Subsidiaries or Affiliates (i) bundle IDE Products not created or developed by the Seller, the Foreign Sellers or their Subsidiaries, (ii) partner with any person which creates or develops, for commercial sale, IDE Products, (iii) continue to perform under contracts that exist on the date hereof which may be considered a violation of this Section 5.9(b), (iv) create or develop, for commercial sale, products that are compatible and/or interface with IDE Products, (v) continue to conduct the business of the Sellers (other than the Business) as it is currently conducted or (vi) own, in the aggregate up to 2% of the equity interests of any Person that is publicly traded and engaged in a competing business. For the period commencing on the Closing Date and expiring on the fifth anniversary of the Closing Date, the material focus of the Sellers’ business shall not be the Business.

SECTION 5.10 Use of Seller’s Name; Customer Data.

(a) Buyer acknowledges that it is not purchasing any right, title or interest in and to the name “Borland,” or any variation thereof (collectively, “Seller’s Trademarks”). Buyer shall have the right to use and resell any and all any signs, promotional materials, manuals, forms, computer software and other materials used in the Business and the Foreign Business and bearing the Seller’s Trademarks as of the Closing Date (“Existing Inventory”) for a period of one (1) year after the Closing (the “Sell-off Period”). During the Sell-off Period, the Seller hereby grants to Buyer a limited, non-exclusive, non-transferable, royalty-free license to use the Seller’s Trademarks to the extent that the Seller’s Trademarks appear on or are contained in the Existing Inventory; provided that as soon as practicable but not later than ninety (90) days after the Closing Date, to distinguish the Existing Inventory from the materials used or sold by Seller prior to the Closing Date, Buyer shall institute a procedure whereby a stamp or other indelible identifying mark is affixed to the Existing Inventory in order to substitute Buyer’s corporate identification for Seller’s Trademarks, which stamp or mark shall (i) use the name “Borland” in the form “(Formerly part of Borland)”, but which shall not use Seller’s Trademarks in any other form or manner; and (ii) appear more prominently than the Seller’s Trademarks on all such materials; and provided further that Buyer shall as soon as practicable, but in no event later than the expiration of the Sell-off period, remove the Seller’s Trademarks from the code base of all computer software included in the Existing Inventory. Notwithstanding the foregoing, Buyer shall use commercially reasonable efforts to discontinue use of the Seller’s Trademarks as soon as possible after the Closing Date. During the Sell-off Period, Buyer shall maintain the business in connection with which the Seller’s Trademarks are used at a level of quality equal to or greater than the level of quality maintained by the Seller as of the Closing Date. Buyer agrees that immediately upon termination of the Sell-off Period, Buyer shall cease all further use of the Seller’s Trademarks.

(b) After Closing, the Seller shall be entitled to retain a copy of all customer databases, customer lists, historical records of customers and any other customer information collected and used by the Seller or the Foreign Sellers in connection with the Business or the Foreign Business (“Customer Data”). For a period of six (6) months following the Closing Date, Buyer shall provide the Seller with a quarterly electronic update of such Customer Data in a form reasonably specified by the Seller; provided, however, Buyer shall not be obligated to provide Seller Customer Data related to any Person who became a customer of the Buyer or any of its Subsidiaries after the Closing Date. For a period of six (6) months following the Closing Date, Seller shall provide the Buyer with a quarterly electronic update of such Customer Data in a form reasonably specified by the Buyer; provided, however, Seller shall not be obligated to provide Buyer Customer Data related to any Person who became a customer of the Seller, the Foreign Sellers or any of their respective Subsidiaries after the Closing Date. The Seller shall be permitted to use all such Customer Data for any and all purposes, including, but not limited to, contacting new, potential or existing customers of Buyer; provided that the use of such Customer Data does not conflict with the restrictions set forth in Section 5.9(b) herein and Seller uses and protects such Customer Data in accordance with all applicable laws, including those relating to data protection or privacy. Seller acknowledges that the Customer Data shall be subject to Section 5.14 hereof.

SECTION 5.11 Obligations Relating to Certain Contracts.

(a) To the extent that a contract listed in Section 2.2(a)(iii) of the Seller Disclosure Schedule relates to both the Foreign Business and the business to be retained by the Seller, the Foreign Sellers and their Subsidiaries following the Closing, the Seller, the appropriate Foreign Seller and the Buyer shall use their commercially reasonable efforts to cause such Contracts to be divided, such that the portion related to the Foreign Business is assigned to the Buyer and the portion not related to the Foreign Business is retained by the appropriate Foreign Seller.

(b) After Closing, the Seller shall, and shall cause its Subsidiaries and Affiliates to, use its reasonable best efforts to refer all customer inquiries relating to the Business and the Foreign Business to the Buyer. After Closing, the Buyer shall, and shall cause its Subsidiaries Affiliates to, use its reasonable best efforts to refer all customer inquiries relating to the business conducted by the Seller and its Affiliates after the Closing to the Seller.

(c) After Closing, if the Buyer or CodeGear receives any payment which were earned for periods prior to the Closing, the Buyer will promptly pay over or cause to be paid over any such payment upon actual receipt by the receiving party of any such payment. After Closing, if Seller or any of its Subsidiaries receives any payment Related to the Business or the Foreign Business which was earned for periods after the Closing, the Seller will promptly pay over or cause to be paid over any such payment upon actual receipt by the Seller or its Affiliate of any such payment.

(d) Seller, the Foreign Sellers and the Buyer acknowledge that, despite their efforts pursuant to Section 5.11(a), certain Acquired Foreign Assets may not be fully transferred or documented as being transferred to Buyer at or prior to the Closing. In addition to their obligations under Section 5.11(a), Seller, the Foreign Sellers and the Buyer agree to reasonably cooperate with one another after the Closing to identify any Acquired Foreign Assets described in this Section 5.11(d) and to take all actions reasonably necessary to fully transfer, and fully document as being transferred as contemplated by this Agreement, all such Acquired Foreign Assets.

(e) After Closing, the Seller, the Foreign Sellers and the Buyer agree that CodeGear shall, and Buyer shall cause CodeGear to, provide all third party support services relating to the Products to all customers of the Products. If, after the Closing, any third party that was entitled to support services with regard to the Products from the Seller or the Foreign Sellers prior to the Closing objects to CodeGear providing such support services after the Closing, the Seller or the applicable Foreign Seller, as the case may be, shall continue to provide such support services to such third party, and shall employ CodeGear as a subcontractor to provide such support services, and CodeGear shall provide such support services at no additional cost to the Seller or the applicable Foreign Seller.

(f) With respect to any contract listed in Section 2.2(a)(iii) of the Seller Disclosure Schedules that relates to both the Foreign Business and the business to be retained by the Seller, the Foreign Sellers or their respective Subsidiaries following the Closing, the Seller Entities shall not modify or amend the terms and conditions of the portions of such contracts that relate to the Business other than as set forth in this Agreement.

(g) To the extent that a Seller Entity is, as of the Closing Date, a licensee of third party patents and the applicable patent license permits the sublicensing or assignment in part of the license, such Seller Entity shall inform Buyer of such license and share the terms of such license with Buyer, and, upon Buyer’s request, sublicense and/or assign in part such license under the terms of the license to Buyer, provided that, to the extent required by such license, Buyer agrees to be bound by such license.

SECTION 5.12 Accounts Receivable.

(a) From and after the Closing, Seller shall have the right and authority to collect for its own account all accounts receivable and other items of the Business that are included in the Retained Assets.

(b) From and after the Closing, with respect to all accounts receivable and other items of the Business that are Retained Assets, Buyer agrees to (and agrees to cause its Affiliates to) hold in trust for Seller, any cash, checks or other funds or property received directly or indirectly by Buyer or its Affiliates with respect to such receivables and other items, including any amounts received as interest, and to deliver to Seller all such amounts and property in accordance with the terms and conditions of the Transition Services Agreement. Buyer shall (and agrees to cause its Affiliates to) promptly deliver to Seller a true copy of any notice of a dispute as to the validity or enforceability of any accounts receivable that are Retained Assets received from the debtor of such accounts receivable. Buyer shall not (and agrees to cause its Affiliates not to) agree to any settlement, discount or reduction of such accounts receivable or assign, pledge or grant a security interest in such accounts receivable to any third party or claim a security interest or right in and to such accounts receivable without the prior written consent of Seller. Buyer and Seller agree that issuing a new software release in the ordinary course of business shall not be deemed to be a settlement, discount or reduction of such accounts receivable by Buyer, and that in the event of any such release, Seller shall accept returns (or permit Buyer to accept returns on its behalf) from customers of prior releases of such software and credit such customers accounts receivable against such returns if and to the extent it would have done so in the ordinary course of business without giving effect to the transactions contemplated by this agreement. Buyer shall not take any other actions outside of the ordinary course of business with the intent or effect of increasing customer’s return of products for which there are outstanding accounts receivable retained by Seller. Buyer’s payment obligations under this Section 5.12 shall not be subject to off-set.

SECTION 5.13 Acquisition Proposals. Each of the Seller and the Foreign Sellers agrees that, prior to the earlier of the Closing and the termination of this Agreement pursuant to Article VIII herein, neither it nor any of its respective Subsidiaries or Affiliates, nor any of the officers and directors of it or any of their respective Subsidiaries or Affiliates shall, and that it shall direct and use its reasonable best efforts to cause it and its Subsidiaries’ and Affiliates’ employees and Representatives not to, directly or indirectly, initiate, solicit, or encourage any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any material assets or any Equity Interests of, CodeGear or (ii) the acquisition of a material amount of the Acquired Foreign Assets or Transferred Assets by way of a purchase, joint venture or otherwise (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). Each of the Seller and the Foreign Sellers further agrees that neither it nor any of its Subsidiaries or Affiliates nor any of the officers and directors of it or its Subsidiaries or Affiliates shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and Representatives not to, directly or indirectly, engage in any discussions or negotiations concerning, or provide any confidential information or data to, any Person relating to an Acquisition Proposal. Each of the Seller and the Foreign Sellers agrees that it will promptly notify Buyer if any such proposals or offers whether delivered in writing or orally, formally or informally, are received by, or any such discussions or negotiations are sought to be initiated or continued with, any of the Seller Entities or their Representatives.

SECTION 5.14 Confidentiality. Each of the Seller and the Foreign Sellers shall, and shall cause its respective Subsidiaries and Affiliates to, treat as confidential and safeguard any and all information, knowledge and data included in the Transferred Assets or Acquired Foreign Assets, in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller and the Foreign Sellers and their Subsidiaries used with respect thereto prior to the execution of this Agreement. Buyer acknowledges that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of Seller or the Foreign Sellers, or becomes available on a non-confidential basis from a source other than Seller or the Foreign Sellers so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party.

SECTION 5.15 Pre-Closing Transition Activities. On or prior to [the date hereof/May      , 2008] (the “First Delivery Date”), Seller shall deliver the data set forth on Section 5.15 of the Seller Disclosure Schedule under the heading “Data Deliverables” to Buyer in a format reasonably satisfactory to Buyer and free from any material errors, omissions, duplications or corruptions (the “Required Data”). Buyer shall have the right to request a second delivery of the Required Data by providing written notice to Seller on or prior to May 12, 2008 (provided that, to the extent that Seller fails to deliver the Required Data on or prior to the First Delivery Date, Buyer’s right to request a second delivery shall also be extended) indicating any errors, ommissions, duplications or corruptions requiring remediation or any other changes to the format of the Required Data necessary to comply with the requirements set forth on Schedule 5.15). If Buyer shall have requested such second delivery, Seller shall deliver the Required Data as indicated by Buyer in its request for such second delivery on or prior to May 16, 2008 (the “Second Delivery Date”). In addition, following the Closing, Seller shall deliver the Required Data (as of the Closing Date) to Buyer in accordance with the deadlines set forth on Section 5.15 of the Seller Disclosure Schedule. In addition to the delivery of the Required Data, Seller will (a) use its commercially reasonable efforts to complete all other activities on Section 5.15 of the Seller Disclosure Schedule that are within its control to Buyer’s reasonable satisfaction, (b) make its personnel and facilities reasonable available to Buyer and its personnel for Buyer to complete its required activities in timely fashion,. Buyer will (x) use its commercially reasonable efforts to complete all activities on Section 5.15 of the Seller Disclosure Schedule that are within its control and (y) provide all data requests to Seller in a timely fashion. Buyer and Seller each agree to reasonably and mutually cooperate with each other in the completion of all tasks relating to the separation of the Business as reasonably requested, whether or not such tasks are expressly set forth on Section 5.15 of the Seller Disclosure Schedule. Buyer and Seller each acknowledge and agree that the performance of this covenant and the completion of the tasks set forth on Section 5.15 of the Seller Disclosure Schedule are critical to the successful consummation of the transactions contemplated hereby and that time is of the essence in the performance of this covenant and the completion of such tasks.

ARTICLE VI

CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

The Buyer’s obligation to consummate the transactions contemplated herein shall be subject to the satisfaction or written waiver by Buyer on or prior to the Closing Date, of each of the following conditions:

SECTION 6.1 Representations and Warranties; Covenants. Each of the representations and warranties of the Seller and the Foreign Sellers that are (a)  qualified by Material Adverse Effect will be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and (b) are not qualified by Material Adverse Effect will be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date). Each of the Seller and the Foreign Sellers shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof.

SECTION 6.2 Filings; Consents; Waiting Periods. All filings, registrations, notices, authorizations, consents and approvals, set forth in Section 6.2 of the Buyer Disclosure Schedule shall have been filed, made or obtained, as applicable and all applicable waiting periods under the HSR Act and similar applicable foreign merger control laws shall have expired or been terminated.

SECTION 6.3 No Proceedings. There shall not be pending any suit, action or proceeding challenging or seeking to restrain, limit or prohibit any transactions contemplated by this Agreement or seeking any material damages or commitments or seeking to prohibit or limit the ownership, operation or control by Buyer or any of its Affiliates of any material portion of the Business, which Buyer’s legal counsel believes, in its reasonable good faith judgment, has a reasonable likelihood of success on its merits; provided, however, if Seller agrees to indemnify Buyer from any Adverse Consequences related to any such suit, action or proceeding, Buyer shall not be able to use the existence of any such suit, action or proceeding (other than such suits, actions or proceedings seeking to limit the ownership, operation or control by Buyer or any of its Affiliates of any material portion of the Business which Buyer ‘s legal counsel believes, in its reasonable good faith judgment, has a reasonable likelihood of success on its merits) to delay the Closing or to terminate this Agreement pursuant to Section 8.1 hereof, and Buyer shall be deemed to waive the existence of such suit, action or proceeding with respect to Section 6.1 hereof.

SECTION 6.4 No Injunction/No Governmental Action. At the Closing Date, no Governmental Authority shall have commenced or threatened in writing, an action, suit or proceeding which would reasonably be expected to result in an injunction, restraining order or decree of any nature of any Governmental Authority that restrains or prohibits the consummation of the transactions contemplated by this Agreement. No law shall be in effect prohibiting the transactions contemplated by this Agreement.

SECTION 6.5 Deliverables.

(a) Each of the Seller and the Foreign Sellers shall have delivered to Buyer a certificate executed by a duly authorized officer thereof to the effect that the condition set forth in Section 6.1 hereof shall have been satisfied.

(b) The Seller shall deliver to Buyer a duly executed instrument of transfer with respect to the Equity Interests of CodeGear.

(c) The Foreign Sellers shall have duly executed and delivered to Buyer a bill of sale and assignment substantially in the form of Exhibit B attached hereto, which shall provide for the sale, transfer, assignment, conveyance and delivery of the Acquired Foreign Assets to Buyer.

(d) The Seller shall have duly executed and delivered to Buyer a transition services agreement substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”).

(e) The Seller shall have obtained and delivered to Buyer, in form and substance reasonably satisfactory to Buyer, the consents of the third parties listed in Section 6.5(e) of the Buyer Disclosure Schedule.

(f) The Seller shall have duly executed and delivered to Buyer an occupancy agreement substantially in the form attached hereto as Exhibit D (the “Occupancy Agreement”).

(g) The Seller shall have duly executed and delivered to Buyer true, complete and correct copies of the Sanctuary Agreement substantially in the form attached hereto as Exhibit E (the “Sanctuary Agreement”).

(h) The Seller shall have duly executed and delivered to Buyer a patent license agreement substantially in the form attached hereto as Exhibit F (the “Patent License Agreement”).

(i) The Seller shall have duly executed and delivered to Buyer a domain name assignment substantially in the form attached hereto as Exhibit G (the “Domain Name Assignment”).

(j) The appropriate Foreign Sellers shall have duly executed and delivered to Buyer trademark assignments substantially in the form attached hereto as Exhibit H (the “Trademark Assignment Agreements”).

(k) The Seller shall have executed and delivered to Buyer assignment and assumption agreements substantially in the form attached hereto as Exhibit I (the “Assignment and Assumption Agreements”).

(l) The Seller shall have executed and delivered to Buyer a Technology Cross Licensing Agreement substantially in the form attached hereto as Exhibit J (the “Technology Cross Licensing Agreement”).

(m) The Seller shall have duly executed and delivered to Buyer patent assignments substantially in the form attached hereto as Exhibit K (the “Patent Assignment Agreement”).

(n) The Seller shall have duly executed and delivered to Buyer copyright assignments substantially in the form attached hereto as Exhibit L (the “Copyright Assignment Agreement”).

(o) The Seller shall have duly executed and delivered to Buyer all other recordable assignments for each Patent, copyright, Domain Name and Trademark included in the Acquired Assets for each applicable country.

SECTION 6.6 Certain Contracts. Buyer or CodeGear shall have entered into agreements with each of the third-party vendors of the agreements set forth in Section 6.6 of the Seller Disclosure Schedule on substantially the same terms as those set forth in such agreements.

ARTICLE VII

CONDITIONS TO SELLER’S AND FOREIGN SELLERS’ OBLIGATIONS TO CLOSE

The Seller and the Foreign Sellers’ obligations to consummate the transactions contemplated herein shall be subject to the satisfaction or written waiver, by the Seller and the Foreign Sellers on or prior to the Closing Date, of each of the following conditions:

SECTION 7.1 Representations and Warranties; Covenants. The representations and warranties of Buyer, without giving any effect to any materiality qualifications or limitations therein, shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except (a) as otherwise contemplated by this Agreement and (b) for such failures to be true and correct which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement. Buyer shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof.

SECTION 7.2 Filings; Consents; Waiting Periods. All filings, registrations, notices, authorizations, consents and approvals set forth in Section 4.3 of the Buyer Disclosure Schedule shall have been filed, made or obtained, as applicable, and all applicable waiting periods under the HSR Act and similar applicable foreign merger control laws shall have expired or been terminated.

SECTION 7.3 No Injunction/No Governmental Action. At the Closing Date, no Governmental Authority shall have commenced or threatened in writing, an action, suit or proceeding which would reasonably be expected to result in an injunction, restraining order or decree of any nature of any Governmental Authority that restrains or prohibits the consummation of the transactions contemplated by this Agreement. No law shall be in effect prohibiting the transactions contemplated by this Agreement.

SECTION 7.4 Deliverables.

(a) Buyer shall have delivered to the Seller a certificate executed by a duly authorized officer thereof to the effect that the condition set forth in Section 7.1 hereof shall have been satisfied.

(b) Buyer shall have delivered to the Seller the Purchase Price, in cash by wire transfer of immediately available funds to an account or accounts designated by the Seller prior to the Closing.

(c) Buyer shall have duly executed and delivered to the Foreign Sellers the assumption agreement substantially in the form of Exhibit H attached hereto, which shall provide for the assumption of the Assumed Foreign Liabilities (other than Assumed Foreign Liabilities relating to the Foreign Leases) by Buyer.

(d) Buyer shall have caused to be duly executed and delivered to the Seller the Transition Services Agreement.

(e) Buyer shall have duly executed and delivered or shall have caused to be duly executed and delivered to the Seller the Occupancy Agreement.

(f) Buyer shall have duly executed and delivered or shall have caused to be duly executed and delivered the Sanctuary Agreement.

(g) Buyer shall have duly executed and delivered or shall have caused to be duly executed and delivered to the applicable Foreign Seller the Patent License Agreement.

(h) Buyer shall have duly executed and delivered to the applicable Foreign Seller the Domain Name Assignment.

(i) Buyer shall have duly executed and delivered to the applicable Foreign Seller the Trademark Assignment Agreement.

(j) Buyer shall have duly executed and delivered the Assignment and Assumption Agreements.

(k) Buyer shall have duly executed and delivered the Technology Cross Licensing Agreement to the Seller.

(l) Buyer shall have duly executed and delivered to the applicable Foreign Seller the Patent Assignment Agreement.

(m) Buyer shall have duly executed and delivered to the applicable Foreign Seller the Copyright Assignment Agreement.

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to the Closing by:

(a) the mutual written consent of the Seller and Buyer;

(b) Buyer or the Seller if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate under this Section 8.1(b) will not be available to a party whose failure to use its commercially reasonable efforts in accordance with this Section 8.1(b) is the cause of such bar on the consummation of the transactions;

(c) Buyer if the Seller or the Foreign Sellers shall have breached in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within ten days (if capable of cure) after the giving of written notice by Buyer to the Seller specifying such breach, such that the conditions set forth in Section 6.1 would not be satisfied at the time of such breach.

(d) Buyer or Seller upon written notice given to the other party in the event that the Closing has not occurred on or prior to May 31, 2008 (the “End Date”); provided that Buyer by written notice to Seller on or before May 26, 2008 shall have the right to extend the End Date to June 30, 2008) and provided further that the failure of the Closing to occur on or before the End Date is not the result of a material breach of any covenant, agreement, representation or warranty hereunder by the party seeking such termination.

(e) Seller if Buyer shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within ten (10) days (if capable of cure) after the giving of written notice by the Seller to Buyer specifying such breach, such that the conditions set forth in Section 7.1 would not be satisfied at the time of such breach.

SECTION 8.2 Procedure and Effect of Termination.

(a) In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties hereto pursuant to Section 8.1 hereof, written notice thereof shall be given as promptly as practicable by the party so terminating to the other parties and this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated hereby shall be abandoned without further action by the Seller, the Foreign Sellers or Buyer.

(b) If this Agreement is terminated pursuant to Section 8.1 hereof:

(i) each party shall, as soon as practicable, redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by Buyer with respect to the Seller and its Subsidiaries shall be treated in accordance with the Confidentiality Agreement pursuant to Section 5.2(b) hereof;

(ii) all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to which made; and

(iii) there shall be no liability or obligation hereunder on the part of the Seller, the Foreign Sellers or Buyer or any of their respective directors, officers, employees, Affiliates, controlling Persons, agents, advisors or Representatives, except that the Seller and the Foreign Sellers, on one hand, or Buyer, on the other hand, may have liability to the other party if the basis of termination is a breach by the Seller or the Foreign Sellers, on one hand, or Buyer, on the other hand, of one or more of the provisions of this Agreement, and except that the obligations provided for in Section 5.2(b) and Article X hereof shall survive any such termination.

SECTION 8.3 Termination Fee Payable to Seller. Notwithstanding anything herein to the contrary, in the event that (i) Seller terminates this Agreement pursuant to Section 8.1(e) or (ii) Buyer or Seller terminates this Agreement pursuant to Section 8.1(d) and, in the case of clause (ii), the conditions set forth in Section 6.5 (other than the delivery of the certificate contemplated by Section 6.5(a)) would have been satisfied had the Closing been scheduled on the End Date, Buyer shall pay Seller a termination fee (“Buyer Termination Fee”) of $2,000,000 as liquidated damages. In the event Buyer’s election to extend the End Date to June 30, 2008 is not proximately caused by Seller’s failure to comply with Section 5.15 (including delivery of the Required Data as of the First Delivery Date and, if applicable, the Second Delivery Date), the Buyer Termination Fee will increase to $3,000,000. Any Buyer Termination Fee payable under this provision shall be payable as liquidated damages to compensate the Seller for the damages the Seller will suffer if this Agreement is terminated in the circumstances set forth in this Section 8.3, which damages cannot be determined with reasonable certainty. It is specifically agreed that any Buyer Termination Fee to be paid pursuant to this Section 8.3 represents liquidated damages and not a penalty. Notwithstanding the foregoing, Seller agrees to reimburse the Buyer Termination Fee paid in the event Seller enters into a definitive agreement to assign all or part of the Transferred Products within sixty (60) days following the due date of the Buyer Termination Fee pursuant to this Section 8.3.

SECTION 8.4 Termination Fee Payable to Buyer. Notwithstanding anything herein to the contrary, in the event that (i) Buyer terminates this Agreement pursuant to Section 8.1(c), Seller shall pay Buyer a termination fee (“Seller Termination Fee”) of $2,000,000 as liquidated damages. Any Seller Termination Fee payable under this provision shall be payable as liquidated damages to compensate the Buyer for the damages the Buyer will suffer if this Agreement is terminated in the circumstances set forth in this Section 8.4, which damages cannot be determined with reasonable certainty. It is specifically agreed that any Seller Termination Fee to be paid pursuant to this Section 8.4 represents liquidated damages and not a penalty. Notwithstanding the foregoing, no Buyer Termination Fee shall be payable in the event such Closing did not occur because any of the conditions set forth under Sections 6.2 or 7.2 were not been met.

SECTION 8.5 Payments. Any payment required to be made pursuant to Section 8.3 or 8.4 shall be made not later than ten (10) business days after the date of the termination of this Agreement. All payments under Section 8.3 or 8.4 shall be made by check or by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. Buyer and the Seller acknowledge that the agreements contained in Section 8.3 and 8.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Buyer nor the Seller would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to Section 8.3 or 8.4 and, in order to obtain such payment, Buyer or the Seller, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in Section 8.3 or 8.4, such defaulting party shall pay to the prevailing party its costs and xxpenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1 Survival. The representations and warranties made herein shall survive the Closing and continue in full force and effect as follows:

(a) the representations and warranties in Section 3.1 (Corporate Organization and Authority), Section 3.2 (Capitalization), the first sentence set forth in Section 3.18(a) (Assets), Section 3.19 (Certain Fees) and Section 4.1 (Corporate Organization and Authority) (collectively, the “Fundamental Representations”) shall survive in perpetuity; and

(b) all other representations and warranties in this Agreement or in any certificate, schedule or document delivered hereunder shall terminate on the first anniversary of the Closing Date.

Notwithstanding the foregoing, any representation or warranty in respect of which indemnification may be sought under Section 9.2 or Section 9.3 hereof and the indemnity with respect thereto shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if notice of the breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity is sought prior to such time. Any agreements of the parties requiring performance under this Agreement prior to the Closing shall survive beyond the Closing Date and terminate on the first anniversary of the Closing Date, and any agreements of the parties requiring performance after the Closing shall survive the Closing in accordance with the terms of such agreements.

SECTION 9.2 Indemnification Provisions for Benefit of Buyer.

(a) From and after the Closing, in the event that the Seller or any of the Foreign Sellers breaches any of their representations or warranties contained herein (each such breach, a “Seller Breach”) and receives a written claim for indemnification from Buyer within the survival period set forth in Section 9.1 hereof, then the Seller and the Foreign Sellers agree to jointly and severally indemnify and hold harmless Buyer, its Affiliates, and their respective directors, officers, shareholders, partners, principals, members, agents, Representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties”) from and against any Adverse Consequences (as defined below) arising out of, relating to or caused by the Seller Breach that a Buyer Indemnified Party shall suffer, sustain or incur; provided, however, that the Sellers shall not have any obligation to indemnify a Buyer Indemnified Party from and against any Adverse Consequences arising out of, relating to or caused by a Seller Breach (i) until the Buyer Indemnified Parties have suffered, sustained or incurred aggregate Adverse Consequences by reason of all such Seller Breaches in excess of one-half of one percent (0.5%) of the Purchase Price (such amount, the “Indemnification Basket”); provided that if aggregate amount of such Adverse Consequences exceeds the Indemnification Basket, then the Buyer Indemnified Parties shall, subject to the other limitations contained herein, be entitled to be indemnified against all such Adverse Consequences from the first dollar thereof (i.e., a “tipping basket”) or (ii) to the extent the Adverse Consequences the Buyer Indemnified Parties have suffered, sustained or incurred by reason of all such Seller Breaches in excess of ten percent (10%) of the Purchase Price (such amount, the “Indemnification Cap”) (after which point the Seller and the Foreign Sellers shall have no obligation to indemnify the Buyer Indemnified Parties from and against any such further Adverse Consequences resulting from any Seller Breach); provided, however, that all such obligations of the Seller and the Foreign Sellers to indemnify the Buyer Indemnified Parties shall be net of any Tax benefit actually realized by Buyer or any of its Subsidiaries (net of any Tax detriments) in the taxable period of such Adverse Consequnce, calculated on a with and without basis and shall be reduced by any insurance proceeds actually received by Buyer or any of its Subsidiaries in connection with such Adverse Consequences (net of reasonable expenses incurred in obtaining such recovery or benefit and the amount of any retrospective or other current increase in the premiums that is attributable to the payment of such cash recovery or the existence of such Adverse Consequences). Notwithstanding limitations on indemnification set forth in this Section 9.2(a) (including the Indemnification Basket and Indemnification Cap) shall not apply to claims for fraud or breaches of the Fundamental Representations. For purposes of this Agreement, “Adverse Consequences” shall mean all demands, charges, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, claims, actions, suits, proceedings, payments, settlements, assessments, deficiencies, diminutions in value, taxes, interest, losses, Liabilities, fees and expenses (including reasonable attorneys’ fees and disbursements); provided, that Adverse Consequences will not include punitive, treble or similar damages (such exclusion does not include such damages to the extent that a Buyer Indemnified Party is obligated to pay them directly to any third party rather than pay them to the Seller or any Foreign Seller).

(b) From and after the Closing, Seller and the Foreign Sellers agree to jointly and severally indemnify and hold harmless Buyer Indemnified Parties from and against any Adverse Consequences that a Buyer Indemnified Party shall suffer, sustain or incur, resulting from, or caused by, other than the Assumed Foreign Liabilities, (i) the Retained Liabilities (except with respect to Taxes which are subject to Sections 5.7(a) and 9.2(c)); (ii) the operation of the Business or the ownership of the Transferred Assets or Acquired Foreign Assets prior to the Closing, or (iii) any breach of a covenant or agreement of the Seller or any Foreign Sellers contained in this Agreement (but not resulting from the actions or omissions of the Sellers and its Subsidiaries and Affiliates prior to the Closing); provided, that all such obligations of the Seller and the Foreign Sellers to indemnify the Buyer Indemnified Parties under this Section 9.2(b) shall be net of any Tax benefit actually realized by Buyer or any of its Subsidiaries (net of any Tax detriments) in the taxable period of such Adverse Consequence, calculated on a with and without basis and shall be reduced by any insurance proceeds actually received by Buyer or any of its Subsidiaries in connection with such Adverse Consequences (net of reasonable expenses incurred in obtaining such recovery or benefit and the amount of any retrospective or other current increase in the premiums that is attributable to the payment of such cash recovery or the existence of such Adverse Consequences).

(c) Seller and the Foreign Sellers agree to jointly and severally indemnify and hold harmless the Buyer Indemnified Parties from and against any Adverse Consequences that a Buyer Indemnified Party shall suffer, arising out of, resulting from, or caused by (i) any Taxes attributable to the ownership or operation of the Foreign Business, or the ownership or operation of the assets of CodeGear, for any Pre-Closing Tax Period, (ii) any Taxes of CodeGear for any Pre-Closing Tax Period, (iii) any Taxes (except with respect to Transfer Taxes which are subject to Section 5.7(a)) that will arise as a result of the sale of the Acquired Foreign Assets pursuant to this Agreement, and (iv) any other Tax of, or attributable to, the Seller, the Foreign Sellers or their Affiliates (other than CodeGear) for any Tax Period.

(d) Seller and the Foreign Sellers agree to jointly and severally indemnify the Buyer Indemnified Parties from and against any Adverse Consequences that a Buyer Indemnified Party shall suffer resulting from, or related to the employees of Seller or the Foreign Sellers (other than the Transferred Employees).

(e) The Seller or the Foreign Sellers, as applicable, shall make any payments in connection with Sections 9.2(a) through 9.2(d) by wire transfer of immediately available funds to a bank account designated in writing by Buyer.

(f) For purposes calculating Adverse Consequences under this Section 9.2 once a breach of a representation or warranty has occurred, any qualifications relating to materiality, including the term “Material Adverse Effect” contained in any representation or warranty of the Sellers shall be disregarded.

(g) The right to indemnification, payment of to a Buyer Indemnified Party or for other remedies based on any representation, warranty, covenant or obligation of Seller contained in or made pursuant to this Agreement shall not be affected by (i) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation or (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants and obligations.

SECTION 9.3 Indemnification Provisions for Benefit of the Sellers.

(a) From and after the Closing, in the event Buyer breaches any of its representations or warranties contained herein or the Buyer’s covenants contained in Section 5.6 (each such breach, a “Buyer Breach”) and receives a written claim for indemnification from the Seller or the Foreign Sellers within the survival period set forth in Section 9.1 hereof, then Buyer agrees to indemnify and hold harmless the Seller or the Foreign Sellers, as applicable, their Affiliates, and their respective directors, officers, shareholders, partners, members, agents, Representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from and against any Adverse Consequences arising out of, relating to or caused by the Buyer Breach that the Seller or the Foreign Sellers, as applicable, shall suffer, sustain or incur; provided, however, that Buyer shall not have any obligation to indemnify a Seller Indemnified Party from and against any Adverse Consequences arising out of, relating to or caused by a Buyer Breach (i) until the Seller Indemnified Parties, together or individually, have suffered sustained or incurred aggregate Adverse Consequences by reason of all such Buyer Breaches in excess of the Indemnification Basket (it being understood that such amount is a “true deductible”) and until after such amount is reached or (ii) to the extent the Adverse Consequences the Seller Indemnified Parties, together or individually, have suffered by reason of all such Buyer Breaches exceed the Indemnification Cap (after which point Buyer shall have no obligation to indemnify the Seller Indemnified Parties from and against any such further Adverse Consequences resulting from any Buyer Breach); provided, further that all such obligations of Buyer to indemnify the Seller Indemnified Parties shall be net of any Tax benefit actually realized by Seller, the Foreign Sellers or any of their Subsidiaries (net of any Tax detriments) in the taxable period of such Adverse Consequence, calculated on a with and without basis and shall be reduced by any insurance proceeds received by any of the Seller Indemnified Parties in connection with such Adverse Consequences.

(b) From and after the Closing, Buyer agrees to indemnify the Seller Indemnified Parties, from and against any Adverse Consequences that a Seller Indemnified Party, shall suffer, sustain or incur resulting from, or caused by, (i) the Assumed Foreign Liabilities (except with respect to Taxes which are subject to Sections 5.7(a)) or (ii) any breach of a covenant or agreement of the Buyer contained in this Agreement (but not resulting from the actions or omissions of the Buyers and their Subsidiaries and Affiliates prior to the Closing); provided, however, that all such obligations of Buyer to indemnify the Seller Indemnified Parties shall be net of any Tax benefit actually realized or realizable by Seller, the Foreign Sellers or any of their Subsidiaries and shall be reduced by any insurance proceeds received by any of the Seller Indemnified Parties in connection with such Adverse Consequences.

(c) Other than with respect to any Retained Liability, Buyer agrees to indemnify the Seller Indemnified Parties from and against any Adverse Consequences that the Seller Indemnified Parties shall suffer resulting from, or relating to, events or circumstances occurring at or after the Closing with respect to the Transferred Employees (including the employment or termination of employment of, or any decision made by Buyer, CodeGear or any of their Affiliates as employer of the Transferred Employees).

(d) Buyer shall make any payments in connection with Section 9.3(a), 9.3(b) or 9.3(c) by wire transfer of immediately available funds to a bank account designated in writing by the Seller or the Foreign Sellers, as applicable.

(e) Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any Adverse Consequences (without duplication) that the Seller Indemnified Parties shall suffer, arising out of, resulting from, or caused by (i) any Taxes attributable to the ownership or operation of the Foreign Business, or the ownership or operation of the assets of CodeGear, for any Post-Closing Tax Period, (ii) any Taxes of CodeGear for any Post-Closing Tax Period, and (iii) any other Tax of, or attributable to the Buyer (or its Affiliates) for any period or to CodeGear for any Post-Closing Tax Period.

(f) For purposes of calculating Adverse Consequences under this Section 9.3 once a breach of a representation or warranty has occurred, any qualifications relating to materiality, including the term “Material Adverse Effect” contained in any representation or warranty of the Buyer shall be disregarded.

SECTION 9.4 Indemnification Procedures. The party or parties making a claim for indemnification under Section 9.2 or Section 9.3 shall be, for purposes of this Agreement, referred to as the “Indemnitee” and the party or parties against whom such claims are asserted under this Article IX shall be, for purposes of this Agreement, referred to as the “Indemnitor.” All claims by any Indemnitee under this Article IX shall be asserted and resolved as follows:

(a) In the event of any claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnitee (in each such case, a “Third-Party Claim”), the Indemnitee shall promptly cause written notice of the assertion of such Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor (a “Notice of Claim”). The failure of the Indemnitee to give a prompt Notice of Claim of any Third Party Claim shall not release, waive or otherwise affect the Indemnitor’s obligations with respect thereto except to the extent that the Indemnitor is actually prejudiced as a result of such failure. Subject to Section 9.4(b), the Indemnitor on behalf of the Indemnitee shall have the right to elect to assume control of the defense of any Third-Party Claim, and the costs and expenses incurred by the Indemnitor in connection with such defense (including attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnitor. The Indemnitee may participate, through counsel of its own choice and at its own expense, in the defense of any Third-Party Claim.

(b) If the Indemnitor has the right to and does elect to defend any Third-Party Claim, the Indemnitor shall: (i) conduct the defense of such Third-Party Claim actively and diligently and keep the Indemnitee reasonably informed of material developments in the Third-Party Claim at all stages thereof and (ii) to the extent practicable, permit the Indemnitee and its counsel to confer with the Indemnitor regarding the conduct of the defense thereof. The Seller, the Foreign Sellers, and Buyer will make available to each other and each other’s counsel and accountants, without charge, all of their and their Affiliates’ books and records relating to the Third-Party Claim, and each party (at its own expense) will render to the other party such assistance as may be reasonably required in order to insure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith.

(c) If the Indemnitor has the right to and does elect to defend any Third-Party Claim, the Indemnitor shall have the right to enter into any settlement of a Third-Party Claim without the consent of the Indemnitee; provided that (i) any judgment, settlement or other relief is solely for monetary damages that are paid fully by the Indemnitor on behalf of the Indemnitee, except for amounts that are less than the Indemnification Basket (which shall be paid by the Indemnitee), (ii) there is no finding or admission by Indemnitee of any violation of law, (iii) such settlement does not involve any injunctive or other equitable relief or the contractual equivalent thereof binding upon such Indemnitee, and (iv) such settlement expressly and unconditionally releases such Indemnitee from all liabilities and obligations with respect to such claim, with prejudice; provided, further, that no settlement by the Indemnitor of a Third-Party Claim shall limit or reduce the right of the Indemnitee to indemnity hereunder for all damages they may incur arising out of or resulting from the Third-Party Claim to the extent such Indemnitee is otherwise entitled to be indemnified pursuant to this Article IX.

(d) Notwithstanding the foregoing, (i) if a Third-Party Claim seeks equitable relief, or (ii) if the subject matter of a Third-Party Claim relates to the ongoing business of the Indemnitee, which claim, if decided against the Indemnitee, would have a material adverse effect on the Indemnitee’s business or reputation, then, in each such case, the Indemnitee alone shall be entitled to contest, defend or settle such claim, at the Indemnitee’s sole cost and expense, in the first instance and, if the Indemnitee does not contest, defend or settle such claim, the Indemnitor will then have the right to contest, defend and settle such claim in accordance with this Section 9.4; provided, however, that if a Third-Party Claim involves either of the circumstances set forth in (i) and (ii) of this Section 9.4(d) and involves monetary damages, the Indemnitor shall have the right to contest, defend or settle any issues or claims that solely involve monetary damages.

SECTION 9.5 Exclusive Remedy. Buyer, the Seller and each of the Foreign Sellers acknowledge and agree that the foregoing indemnification provisions in this Article IX shall be the exclusive remedy of Buyer, the Seller and each of the Foreign Sellers with respect to the transactions contemplated by this Agreement, except in the case of willful misconduct or fraud.

SECTION 9.6 Effect of Waiver of Condition. Neither Buyer’s nor Seller’s or the Foreign
Sellers’ right to indemnity pursuant to this Article IX shall be adversely effected by its waiver of a condition to Closing set forth in Articles VI and VII unless such party makes clear by the terms of its waiver that it is foreclosing its right to indemnity with respect to the matter that is the subject of the waiver.ARTICLE X

MISCELLANEOUS

SECTION 10.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five (5) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to Buyer, to:

Embarcadero Technologies, Inc.
100 California Street, Suite 1200
San Francisco, CA 94111
Attn: Chief Executive Officer
Phone: Fax:	(415) 834-3131 (415) 434-1721

with copies to:

c/o Thomas Cressey Bravo, Inc.
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Attn: Orlando Bravo
Phone: Fax:	Holden Spaht (415) 263-3660 (415) 392-6480

and to:
Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 Attn:Gerald T. Nowak Phone:(312) 861 2075 Fax:(312) 861 2200 If to the Seller or to any of the Foreign Sellers to:

Borland Software Corporation
8303 N. MoPac Expressway, Suite A-300
Austin, TX 78759 Attention: Telephone: Facsimile:	General Counsel (512) 340-2200 (512) 340-2244

with copies to:
DLA Piper US LLP
2000 University Avenue
East Palo Alto, CA
Attention:	Andrew Zeif, Esq.
Telephone:	(650) 833-2459
Facsimile:	(650) 833-2001

SECTION 10.2 Interpretation. When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

SECTION 10.3 Amendments, Modification and Waiver.

(a) This Agreement, and the terms and provisions hereof, may not be modified, waived or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary of the waived term or provision).

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.4 Expenses. Except as otherwise provided herein, each party shall pay its own costs and expenses incurred in connection with this Agreement. Notwithstanding the foregoing, Buyer shall be responsible for paying all costs and expenses relating to filings under the HSR Act or any other competition or antitrust law in relevant jurisdictions.

SECTION 10.5 Successors and Assigns; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto; provided that Buyer may assign its rights under this Agreement to (i) any Affiliate of Buyer, (ii) any purchaser of all or substantially all of the assets of Buyer or (iii) to a creditor of Buyer as collateral security for borrowing, at any time following the Closing Date (in each such case Buyer will nonetheless remain liable for all of its obligations hereunder). Subject to the preceding sentence and notwithstanding anything to the contrary, this Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

SECTION 10.7 Jurisdiction; Forum; Waiver of Trial by Jury.

(a) By the execution and delivery of this Agreement, the Buyer, the Seller and the Foreign Sellers submit to the personal jurisdiction of any state or federal court in the County of Santa Clara in the State of California in any suit or proceeding arising out of or relating to this Agreement.

(b) The parties hereto agree that the appropriate and exclusive forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the County of Santa Clara in the State of California. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) The parties hereto irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provision of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

SECTION 10.9 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries, other than the Buyer Indemnified Parties and the Seller Indemnified Parties and their respective successors, legal representatives and permitted assigns.

SECTION 10.10 Schedules.

(a) Any fact disclosed in any one or more of the schedules or exhibits attached hereto, including the Seller Disclosure Schedule and the Buyer Disclosure Schedule, shall be deemed to have been disclosed in any other applicable schedule or exhibit hereto whether or not such fact is disclosed in such other applicable schedule or exhibit to the extent that it is readily apparent from a reading of such information that it would also qualify or apply to representations, warranties or covenants to which such other schedule or exhibit relate. By way of example, without limiting the generality of the foregoing principle to all of the schedules and exhibits, disclosure of a breach of contract shall be disclosure of such breach for all applicable purposes including under the representation relating to undisclosed liabilities, but disclosure of the existence of a contract shall not be disclosure of the need for a consent under such contract in connection with the transaction provided for hereby in the absence of a statement of the need for such consent, or of a breach of such contract in the absence of disclosure of such breach.

(b) Certain of the representations and warranties set forth in this Agreement contemplate that there will be included in the Seller Disclosure Schedule or the Buyer Disclosure Schedule information that might be “material” or have a “material adverse effect.” The Seller, the Foreign Sellers or Buyer may, at their option, include in such schedules items that are not material or are not likely to have a material adverse effect and, in order to avoid any misunderstanding, any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a material adverse effect, to establish any standard of materiality or material adverse effect, or to define further the meaning of such terms for purposes of this Agreement.

SECTION 10.11 Entire Agreement. This Agreement, the Transaction Documents and the Confidentiality Agreement, including any exhibits or schedules to this Agreement or the Confidentiality Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof. The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in or made pursuant to this Agreement.

SECTION 10.12 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures were upon the same instrument.

SECTION 10.13 Specific Performance.

(a) The Sellers acknowledge that the Business and Foreign Business are unique and recognize and affirm that in the event of a breach of this Agreement by the Sellers, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, the Sellers agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Sellers’ obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

SECTION 10.14 Bulk Sale. Each of the parties to this Agreement hereby waives compliance with any bulk sales or bulk transfer laws that are applicable in respect of the transactions contemplated by this Agreement.

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BORLAND SOFTWARE CORPORATION

By: /s/ Tod Nielsen
Name: Tod Nielsen
Title: President & Chief Executive Officer

EMBARCADERO TECHNOLOGIES, INC.

By: /s/ Wayne Williams
Name:Wayne Williams
Title: President & Chief Executive Officer

BORLAND LABS, INC.

By: /s/ Gregory J. Wrenn
Name: Gregory J. Wrenn
Title: President & Secretary

BORLAND B.V.

By:	/s/ Kari Delene Tier

Name: Kari Delene Tier Title: Managing Director
BORLAND (JAPAN) CO. LTD.
By: : /s/ Gregory J. Wrenn Name: Gregory J. Wrenn Title: Director
BORLAND UK LIMITED
By: /s/ Kari Delene Tier Name: Kari Delene Tier Title: Director
BORLAND AUSTRALIA PTY LTD.
By: : /s/ Gregory J. Wrenn Name: Gregory J. Wrenn Title: Director
BORLAND GMBH
By: /s/ Kari Delene Tier Name: Kari Delene Tier Title: Director

BORLAND SOFTWARE (INDIA) PRIVATE LIMITED

By: : /s/ Gregory J. Wrenn
Name: Gregory J. Wrenn
Title: Director

BORLAND CANADA, INC.

By: /s/ Erik E. Prusch
Name: Erik E. Prusch
Title: Chief Financial Officer

BORLAND FRANCE SARL

By:	/s/ Kari Delene Tier Name: Kari Delene Tier Title: Managing Director

BORLAND SOFTWARE (BEIJING) CO. LTD.

By: /s/ Gregory J. Wrenn
Name: Gregory J. Wrenn
Title: Director

BORLAND (SINGAPORE) PTE LTD.

By: /s/ Gail Cadieux
Name: Gail Cadieux
Title: Director

SCHEDULE A

LIST OF FOREIGN SELLERS

SUBSIDIARY LEGAL NAME	JURISDICTION

Borland Labs, Inc. (as owner of the St. Petersburg, Russia branch office)	Russia
Borland B.V.	Netherlands
Borland UK Limited	United Kingdom
Borland Australia Pty Ltd.	Australia
Borland Canada, Inc.	Canada
Borland France SARL	France
Borland Software (Beijing) Co. Ltd.	China
Borland GmbH	Germany
Borland Software (India) Private Limited	India
Borland (Japan) Co. Ltd.	Japan
Borland (Singapore) Pte Ltd.	Singapore